STOCK PURCHASE AGREEMENT

BY AND AMONG

KIT DIGITAL, INC.,

KIT DUBAI, FZ-LLC

BENCHMARK VIDEO TECHNOLOGIES PTE. LTD.,

AND

BENCHMARK BROADCAST SYSTEMS (S) PTE LTD

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of May 14, 2010 (the “Effective Date”) by and among KIT digital, Inc., a Delaware corporation (“Buyer”), KIT digital, FZ-LLC, a company existing under the laws of Dubai and a Subsidiary of Buyer (“KIT Dubai”), Benchmark Video Technologies Pte. Ltd, a Singapore limited exempt private company with registration number 200704074C the “Seller”), and Benchmark Broadcast Systems (S) Pte Ltd, a Singapore limited private company with registration number 200600781N which is a wholly-owned subsidiary of the Seller (the “Company”).

RECITALS

A.           The Seller, headquartered in Singapore, conducts its business, directly or through Company and its Subsidiaries, of serving as one of the leading systems integrators business in India and South East Asia  and the Seller and its Subsidiaries owns certain assets used in the conduct and operation of the Business of the Company.

B.           Each of the Boards of Buyer and the Seller have determined that it is in the respective best interests of Buyer and the Seller for Buyer to purchase all of the Company Capital Stock of Company pursuant to the terms hereof and subject to the conditions set forth herein.

C.           Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1         “Accounting Arbitrator” has the meaning ascribed to such term in Section 2.3(l)(ii).

1.2         “Accounting Principles” means with respect to the Company’s and its Subsidiaries the generally accepted accounting principles of India or Singapore, as applicable, applied consistently with the preparation of the Company's and Subsidiaries historical financial statements as reconciled to GAAP as envisaged hereunder. Buyer shall cause auditors to determine what adjustments are necessary in order that the financials of the Company and its Subsidiaries comply with GAAP within 60 days following the Closing and GAAP adopted for such Closing shall apply consistently through First Anniversary and Second Anniversary.

1.3         “Acquirer” has the meaning ascribed to such term in Section 8.7.

1.4         “Adjusted Weighted Average Price” means, as applicable, the Weighted Average Price (for the applicable 30- day period), provided that if such price would be (a) below US$10.00 per share it shall be US$10.00 per share and (b) above US$16.00 it shall be US$16.00 (all such prices being equitably adjusted for any stock split, reverse stock split, stock dividends or recapitalizations occurring after the date hereof).

1.5         “Affiliate” means, as applied to any Person, (a) any entity controlling, controlled by or under common control with such Person (including any subsidiary), (b) any other Person that owns or controls 10% or more of any class of equity securities (including equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates or (c) any director, partner, officer, manager, agent, employee or relative of such Person.  For purposes of the definition of Affiliate, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.6         “Agreement” has the meaning ascribed to such term in the preamble hereof.

1.7         “Available Excess to the Buyer” has the meaning ascribed to such term in Section 9.10(b).

1.8         “Available Excess to the Seller” has the meaning ascribed to such term in Section 9.10(a).

1.9         “Basket Amount” has the meaning ascribed to such term in Section 9.3.

1.10       “Benchmark Beijing” means Benchmark Technology (Beijing) Co., Ltd. a company existing under the laws of the People’s Republic of China with Company Registration Number 110000410281514).

1.11       “Board” means the board of directors or other governing committee or entity of a Person.

1.12       “Business” means Business of the Company and Business of the Buyer.

1.13       “Business of the Company” shall mean the business of the Company and its Subsidiaries described in recital (A) herein, and shall include the business conducted by any such Person during the 12 months preceding the date of this Agreement.

1.14       “Business of the Buyer” means business conducted by the Buyer or its Subsidiaries during the 12 months preceding the date of this Agreement.

1.15       “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

1.16       “Buyer” has the meaning ascribed to such term in the preamble hereof.

1.17       “Buyer Common Stock” means shares of the common stock of Buyer.

1.18       “Buyer Escrow Fund” has the meaning ascribed to such term in Section 2.3(j).

1.19       “Charter Documents” means that Person’s as applicable, certificate of incorporation, memorandum of association, articles of association, bylaws and other governing documents (as the same may have been amended and restated).

1.20       “Closing” has the meaning ascribed to such term in Section 2.1.

1.21       “Closing Date” means the calendar day in  New York on which the Closing occurs.

1.22       “Closing Statement” has the meaning ascribed to such term in Section 2.6(a).

1.23       “Closing Working Capital” has the meaning ascribed to such term in Section 2.6(a).

1.24       “Code” means the Internal Revenue Code of 1986, as amended.

1.25       “Company” has the meaning ascribed to such term in the preamble hereof.

1.26       “Company Assets” means the properties and assets, real and personal, tangible and intangible, now owned or now used by the Company or any Subsidiary in the operation of the Business of the Company.

1.27       “Company Board” means the Company’s Board.

1.28       “Company Capital Stock” means any capital stock of Company whether designated as common stock or preferred stock.

1.29       “Company Disclosure Schedule” has the meaning ascribed to such term in Article IIIA.

1.30       “Company Revenue and Margin Statement” has the meaning ascribed to such term in Section 2.3(l).

1.31       “Company Revenues” means (subject to Section 8.6 and 8.7 of this Agreement) revenues for Company and its Subsidiaries for the twelve (12) month period ending, as applicable, on the First Anniversary or the Second Anniversary; provided that if Margin is below 7.5% then Company Revenue shall be deemed to be reduced for purposes of this Agreement as follows: (a) if Margin is between 7.0% to 7.499% Company Revenue is deemed to be equal to actual Company Revenue multiplied by (0.80); (b) if Margin is between 6.0% to 6.999% Company Revenue is deemed to be equal to actual Company Revenue multiplied by (0.60); (c) if Margin is between 5.0% to 5.999% Company Revenue is deemed to be equal to actual Company Revenue multiplied by (0.40);  and (d) if Margin is under 5.000% Company Revenue is deemed to be Zero.  Alternatively, if Margin for the applicable twelve (12) month period is above fifteen (15.00%) percent Company Revenues shall be increased to equal the result of multiplying (i) actual Company Revenues by (ii) the percentage obtained by dividing (A) (x) Margin for the applicable period multiplied by (y) 100, by (B) 15.00 (i.e, if Margin equals twenty (20%) percent and actual Company Revenues are $20,000,000, Company Revenues will be deemed to equal $20,000,000 * (20/15) or $26,666,666.67).  All amounts shall be calculated in accordance with the Accounting Principles.  For avoidance of doubt, the first $1,500,000 of revenue sourced for the Buyer in accordance with Section 8.5 shall not be included in Company Revenues. However, any such revenue in accordance with Section 8.5 in excess of US$ 1,500,000 shall be included for the purpose of determining the Company Revenues and Margin; provided that at such point all additional costs in obtaining such revenue above such US$1,500,000 shall be included in determining Margin.

1.32       “Contract” means any contract, mortgage, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, commitment, covenant, in each case, whether or not in writing.

1.33       “Damages” has the meaning ascribed to such term in Section 9.1.

1.34       “Designated Employees” means those employees of Company and its Subsidiaries designated by the Seller to receive a portion of the Purchase Price in accordance with Section 2.3; provided that the individuals designated as Designated Employees shall be approved by Buyer and under no circumstances shall (a) any of Ashish Mukherjee, Raghu Rajagopalan or P. Senthil Nathan be a Designated Employee or (b) any US person (as defined in Regulation S under the Securities Act) be a Designated Employee.

1.35       “E-Fax” means any system used to receive or transmit faxes electronically.

1.36       “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

1.37       “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax.

1.38       “Employee Benefit Plan” shall mean each pension, profit sharing, retirement, bonus, incentive, change in control, equity compensation, health, welfare, disability, loan or loan guaranty, fringe benefit, vacation, sick pay, salary continuation, deferred compensation, stock option, stock purchase, severance pay or other insurance plan, arrangement or practice, whether written or otherwise, for current or former officers, directors, or employees, which currently is, or within the immediately preceding six years was, established, maintained, contributed to or legally obligated to be contributed to by the Company or Subsidiaries, or with respect to which the Company or any Subsidiary otherwise have any liability or obligation.

1.39       “Employee List” has the meaning ascribed to such term in Section 3.10.1.

1.40       “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorney's fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from (a) the presence or release of Hazardous Materials into the environment, on or prior to the Closing, upon, beneath, or from any Real Property, Former Real Property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported, or disposed of Hazardous Materials, (b) any violation of Environmental Requirements by the Company on or prior to the Closing.

1.41       “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (a) occupational health or safety; (b) the protection of human health or the environment; (c) the treatment, storage, disposal, handling, release or remediation of Hazardous Materials; or (d) exposure of persons to Hazardous Materials.

1.42       “Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

1.43       “Escrow Agreement” has the meaning ascribed to such term in Section 6.3(a).

1.44       “Escrow Fund” collectively means (i) Seller Escrow Fund and (ii) Buyer Escrow Fund.

1.45       “Escrow Release Date” means (a) with respect to the portion of Seller Escrow Fund deposited with the Escrow Agent at Closing in any event not later than 3 Business Days after Closing, the Business Day immediately preceding the First Anniversary, (b) with respect to the portion of Seller Escrow Fund deposited into the Escrow following the First Anniversary but before the Second Anniversary, the Business Day immediately preceding the Second Anniversary, and (c) with respect to Buyer Escrow Fund at the end of four months immediately following the  issuance of the Company Revenue and Margin Statement for the period of Second Anniversary.

1.46       “Estimated Working Capital” has the meaning ascribed to such term in Section 2.3(h).

1.47       “Estimated Working Capital Statement” has the meaning ascribed to such term in Section 2.3(h).

1.48       “Exit Event” has the meaning ascribed to such term in Section 8.7.

1.49       “Exchange Act” has the meaning ascribed to such term in Section 4.6.

1.50       “Final Closing Statement” has the meaning ascribed to such term in Section 2.6(d).

1.51       “Financial Statements” has the meaning ascribed to such term in Section 3.4.1(a).

1.52       “First Adjustment Amount” has the meaning ascribed to such term in Section 2.3(b).

1.53       “First Anniversary” May 15, 2011.

1.54       “Former Real Property” means any real property in which the Company or any of its Subsidiaries heretofore held but no longer holds a free, leasehold or other legal, beneficial or equitable interest.

1.55       “GAAP” means United States generally accepted accounting principles.

1.56       “Governmental Authority” means in relation to a Person, any governmental agencies, departments, commissions, boards, bureaus, instrumentalities, courts or tribunals of competent jurisdiction or other authority with binding jurisdiction over such Person.

1.57       “Hazardous Materials” means any substance:  (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (b) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminate” under any Environmental Requirement; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; or (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

1.58       “Indemnification Claims” means all claims for indemnification pursuant to Article IX.

1.59       "Indemnification Expiration Date" shall have the meaning set forth in Section 9.4.

1.60       “Infringement” and related verbs mean any or all uses that violate the rights of the Intellectual Property owner.

1.61       “Intellectual Property” means any and all of the following as existing under the laws of any jurisdiction throughout the world: patent disclosures, patent and design patent rights (including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations and extensions thereof), inventions, discoveries and improvements, whether patentable or not; trademarks, service marks, trade names, trade dress, and all goodwill symbolized by or associated with any of the foregoing; copyrights, works of authorship whether or not published and whether or not fixed in tangible form, moral rights, neighboring rights, performer’s rights, rights arising under any law or convention granting protection analogous to or in lieu of copyright protection (including but not limited to for the protection of phonograms); rights relating to trade secrets (including trade secrets as defined in both common law and applicable statutory law), confidential business, technical and know-how information; internet domain names, World Wide Web URLs and addresses; software source codes and object codes, databases, database rights, and rights in data; rights of publicity, rights regarding the use of any person’s name, likeness, or biography, and rights regarding the use of any video or audio recording of any person; all rights acquired by license with respect to any of the foregoing; all registrations granted or pending with respect to any of the foregoing; and all causes of action against any person for the Infringement of any of the foregoing.

1.62       “Interim Balance Sheet” has the meaning ascribed to such term in Section 3.4.1(a).

1.63       “Last Balance Sheet Date” has the meaning ascribed to such term in Section 3.4.1(a).

1.64       “Law” means any foreign, domestic, federal, state or local constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Authority and any Order.

1.65       “Leased Property” has the meaning ascribed to such term in Section 3.7.1(a).

1.66       “Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

1.67       “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect in respect of such property or asset.

1.68       “Margin” means (except as modified in accordance with Section 8.6 or 8.7 of this Agreement) with respect to any period the (a) Company Revenues for such period minus all expenses incurred for such period (whether or not paid) by Company and its Subsidiaries excluding only (i) Taxes, (ii) the costs and expenses related to the negotiation and performance of this Agreement, including Third Party Expenses (excluding salaries and other expenses of the Company and their Subsidiaries),  (iii) additional costs and expenses incurred for exploration or otherwise related to the Company’s reasonable efforts to obtain revenues under Section 8.5 (i.e., excluding salaries and other expenses of the Company and its Subsidiaries which would be incurred if Section 8.5 did not exist) approved by Buyer and (iv) any corporate overhead allocations by Buyer divided by (b) Company Revenues for multiplied by 100  (i.e., if Company Revenue were $10,000,000 and costs were $8,000,000 then Margin shall be equal to the result of (($10,000,000-$8,000,000)/$10,000,000)*100 (i.e., 20.00%)).  All amounts shall be calculated in accordance with Company past practices reconciled in according with the Accounting Principles. Depreciation will be included in determining Margin in accordance with GAAP excepting those items of Intellectual Property depreciation or amortization excluded therefrom (as pre agreed in form of letter from Buyer).  Depreciation or amortization or write off of goodwill will be excluded from determining Margin. Similarly (i) any charge, expense, amortization, write off of due to payment to Employees arising due to issuance/grant of  stock options, stock appreciation rights or any other similar rights and (ii) any Damages for which indemnity is claimed under this Agreement, shall not be regarded as expenses or loss of the Company or its Subsidiaries while calculating Margin hereunder.

1.69       “Material Adverse Effect” means any change, event, development, effect or circumstance (a) that is, or is reasonably likely in the future to be, materially adverse to the Business of the Company, operations, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, earnings or other results of operations, or the condition (financial or otherwise) of the Company or its Subsidiaries or (b) that would reasonably be expected to prevent or materially delay or impair the ability of the Seller or Company to consummate the Transactions; other than (in each of case (a) or (b)), an event, change, circumstance or effect primarily attributable to (i) general economic conditions or events, changes, circumstances or effects arising out of or affecting the securities or financial markets generally, (ii) changes or events arising from or as a result of the identity of Buyer, the consummation of the transactions contemplated by, or the execution, announcement or performance of, this Agreement, (iii) events, changes, circumstances or effects generally affecting the Company’s industry, (iv) changes in Laws or GAAP or in the authoritative interpretations thereof, or (v) acts of war, hostilities, sabotage or terrorism or any escalation thereof or earthquakes, floods or other acts of nature.

1.70       “Material Contract” means a Contract which involves or may reasonably be expected to involve the payment to or by the Company of more than $40,000 per annum over the term of that Contract, a Contract or commitment relating to borrowed money, a Contract containing a non-competition or non-solicitation covenant or other provision that restricts the Business of the Company or any other Contract that is otherwise material to the operation of the Business of the Company; provided that for a customer Contract of the Company or a Subsidiary to be a Material Contract,  such Contact must provide by its terms for the payment of at least $60,000 per annum to the Company or a Subsidiary or such customer must have in fact paid (or incurred liability) to the Company or a Subsidiary an amount equal to at least $60,000 in the calendar year ended March 31, 2010.

1.71       “Non-Competition Agreements” has the meaning set forth in Section 6.7.

1.72       “OFAC” has the meaning ascribed to such term in Section 3.20.

1.73       “Order” means any decree, injunction, judgment, decision, order, ruling, assessment or writ.

1.74       “Other Intellectual Property” means Intellectual Property used in the Business of the Company that is not Owned Intellectual Property.

1.75       “Owned Intellectual Property” means Intellectual Property used in the Business of the Company that is owned by the Company.

1.76       “Pension Plan” shall mean each employee pension benefit plan which is established, maintained or as to which there is an obligation to contribute by or on behalf of the Company or any Subsidiary, or under which the employees of the Company or any Subsidiary of the Company receives any benefits.

1.77       “Permits” means the federal, state, local and foreign licenses, permits, certificates of occupancy or use and other governmental approvals or authorizations held by the Company or its Subsidiaries on the Closing Date or otherwise necessary in connection with the operation of the Business of the Company by the Company, its Subsidiaries or their respective successors.

1.78       “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not material to the Business of the Company, operations or financial condition of the Company and that are not resulting from a breach, default of violation by the Company of any Material Contract or Law, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty provided an appropriate reserve has been established therefore accordance with GAAP; (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect; and (iv) the Liens set out in Schedule 1.78 or (v) as clearly disclosed in the Interim Balance Sheet.

1.79       “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Authority.

1.80       “Pre-Closing Tax Periods” means all periods of time prior to the Closing Date during which a Party has incurred or accrued a tax liability to a Governmental Authority.

1.81       “Protest Notice” means a notice of objection to either (a) a Working Capital and Margin Statement or (b) the Closing Statement delivered pursuant to Section 2.3(l) or 2.6, as applicable.

1.82       “Property Leases” has the meaning ascribed to such term in Section 3.7.1.2.

1.83       “Public Software” has the meaning ascribed to such term in Section 3.7.2(i).

1.84       “Purchase Price” has the meaning ascribed to such term in Section 2.3(a).

1.85       “Real Property” has the meaning ascribed to such term in Section 3.7.1(a).

1.86       “Related Agreements” means the Escrow Agreement and the Non-Competition Agreements, Stockholder Agreement and the employment agreements of Mr. Raghu Rajagopalan, Mr. Ashish Mukherjee and Mr. Senthil Nathan to be entered into by them at Closing with the Company or its Subsidiaries.

1.87       “Restriction” has the meaning ascribed to such term in Section 2.3(k)(B).

1.88       “Revenues” has the meaning defined and calculated in accordance with Company accounting practices as consistently applied in the past 3 years as reconciled in accordance with the Accounting Principles.

1.89       “SEC Reports” has the meaning ascribed to such term in Section 4.6.

1.90       “Second Adjustment” Amount has the meaning ascribed to such term in Section 2.3(b)(i).

1.91       “Second Anniversary” means May 15, 2012.

1.92       “Securities Act” has the meaning ascribed to such term in Section 4.6.

1.92A    “Seller Escrow Fund” has the meaning ascribed to such term in Section 2.3(i)(ii)

1.93       “Stockholders Agreement” has the meaning ascribed to such term in Section 6.3(l).

1.94       “Subsidiary(ies)” shall mean an entity in which a party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interest of such entity.  The sole Subsidiaries of the Company on Closing are Benchmark Broadcast Systems Pvt Ltd. and India, Benchmark Micro Systems India Pvt Ltd. India; provided that for purposes of this Agreement, including the representations and warranties contained herein, Benchmark Beijing shall be treated as a Subsidiary of the Company, acknowledging that the stock of such Person shall not be transferred of record to the Company until after the Closing and subject to approval by the Government of China.

1.95       “Taxes” means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including, without limitation, property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, documentary stamp, gains, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority which are payable by such Person.

1.96       “Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

1.97       “Tax Return” includes any material report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

1.98       “Termination Date” has the meaning ascribed to such term in Section 11.1.

1.99       “Third Party Expenses” has the meaning ascribed to such term in Section 6.5.

1.100     “Top Customers” has the meaning ascribed to such term in Section 3.17.

1.101     “Transfer” has the meaning ascribed to such term in Section 2.3(k)(B).

1.102     “Transfer Taxes” has the meaning ascribed to such term in Section 2.8.

1.103     “Weighted Average Price” means with respect to Buyer Common Stock the average of the closing prices for the period of time specified prior to the relevant date (or event), with a weighting factor for trading volume, for the shares of Buyer Common Stock on The Nasdaq Global Stock Market (or, if the shares of Buyer Common Stock are not then traded on The Nasdaq Global Stock Market but are traded on any Internationally Recognized Stock Exchange, which shall include without limitation the London Stock Exchange (including the London AIM), the New York Stock Exchange, the Toronto Stock Exchange and the Tokyo Stock Exchange, as reported on the applicable website of such Internationally Recognized Stock Exchange (or the such Internationally Recognized  Stock Exchange which is primary exchange based on the volume of shares of Buyer Common Stock, if there are multiple such Internationally Recognized Stock Exchanges), or if such website is unavailable, as reported on the website www.bloomberg.com).

1.104     “Welfare Plan” shall mean each employee welfare benefit plan which is established, maintained or to which there is an obligation to contribute by or on behalf of the Company or any Subsidiary thereof, or under which the employees of the Company or any Subsidiary thereof receives any benefits.

1.105     “Working Capital” shall be the working capital of the Company and its Subsidiaries as of 11:59 p.m local time on March 31, 2010, local time,  which amount shall be calculated as the sum, accumulated in the normal course of business, of (i) the book value of all current assets of the Company and its Subsidiaries (including all cash, cash equivalents (including certificates of deposits, money market account balances, bank account balances and government backed investment grade securities), accounts receivable, unbilled receivables, prepaid expenses, prepaid commissions, and deposits) and inventory minus (ii) the sum of US$180,000, all liabilities of the Company and its Subsidiaries (including accounts payable, accrued expenses, deferred Revenue, all leases then accrued and payable, indebtedness for borrowed money and any other liabilities of the Company or its Subsidiaries, in all cases in (i) and (ii) as incurred in the ordinary course of business consistent with past practice (in terms of both frequency and magnitude) and reflected on the balance sheet of the Company and its Subsidiaries as of the aforesaid date and time.

1.106     "$" shall mean the currency of the United States of America.

ARTICLE II
THE CLOSING

2.1         Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Pedley & Gordinier, PLLC, 455 South 4th Street, Suite 1484, Louisville, Kentucky at 1:00 pm on May 14, 2010 or at such other place and time or on such other date as Buyer and the Seller may agree.

2.2         Sale of Company Capital Stock.  At the Closing, the Seller will sell to KIT Dubai and KIT Dubai will purchase from the Seller all, but not less than all, of the outstanding Company Capital Stock for the consideration payable by the Buyer set forth in Section 2.3.

2.3         Purchase Price.

In accordance with the terms of this Agreement, the aggregate consideration (“Purchase Price”) payable by the Buyer to the Seller for the entire outstanding Company Capital Stock, shall be an amount in aggregate of not less than US$10,630,000 and not more than US$37,680,000 (all Buyer Common Stock being valued for this purpose at its respective issuance value as provided below) without regard to any positive or negative adjustments arising from the Working Capital of the Company.  In furtherance thereof, Buyer shall cause to be issued and delivered at or promptly following the Closing, subject to clauses (d) through (l) of this Section 2.3:

(a)           (i)           to the Seller:

(A)          initiate a wire to Seller in an amount in cash equal to US$4,275,000 by remitting such amounts  to the bank account of the Seller; and

(B)           issue instructions to the Escrow Agent to issue to Seller a number of shares of Buyer Common Stock determined by dividing (x) US$4,775,000 by (y) the Weighted Average Price of Buyer Common Stock for the 30 days immediately preceding the date of this Agreement.

(ii)       to the Designated Employees: initiate wires for cash in the aggregate amount of $630,000 in cash which shall be allocated to the Designated Employees by the Seller and approved by Buyer prior to the Closing and paid by remitting such amounts to the bank accounts of each of the Designated Employees as set out in Schedule 2.3(a)

(b)         Payments to the Seller and Designated Employees following the First Anniversary.  Buyer shall cause to be issued and delivered promptly within 7 days after accounts for the period ended on the First Anniversary are available and approved by the auditors of the Company as contemplated in Clause 2.3(l), the following, subject to clauses (d) through (l) of this Section 2.3:

(i)           to the Seller:    a number of shares of Buyer Common Stock determined by multiplying (x) US$0.60 (60 cents) by (y) the Company Revenues for the twelve (12) months immediately preceding the First Anniversary and dividing the result thereof by the Adjusted Weighted Average Price of Buyer Common Stock for the 30 days immediately preceding the First Anniversary; and subtracting from such number (I) the result of dividing (a) US$9, 950,000) by (b) the Adjusted Weighted Average Price of Buyer Common Stock for the 30 days immediately preceding the First Anniversary (the “First Adjustment Amount”) and (II) the shares issuable to Designated Employees pursuant to Section 2.3(b)(ii)(A) (Any negative number resulting from this Section 2.3(b)(i) before giving effect to the next sentence is the “Second Adjustment Amount”).  Notwithstanding anything contained herein, the number of Buyer Common Stock issuable pursuant to this Section 2.3(b)(i) shall not be less than Zero.

(ii)           to the Designated Employees:

(A)          a number of shares of Buyer Common Stock equal to at least ten (10%) and not more than fifteen (15%) percent of the shares of Buyer Common Stock issuable pursuant to Section 2.3(b)(i) before reducing such number as required by Section 2.3(b)(i)(II), the exact number of such shares will be determined by the Seller but the allocation thereof shall be in such amounts as are designated by the Seller and approved by Buyer;

(B)          a number of shares of Buyer Common Stock equal to five (5%) percent of the shares of Buyer Common Stock issuable pursuant to Section 2.3(b)(i) before reducing such number as required by Section 2.3(b)(i)(II), which shares shall be allocated by the Seller and approved by Buyer; and

(C)          a number of shares of Buyer Common Stock determined by dividing (A) $450,000 by (B) the Weighted Average Price of Buyer Common Stock for the 30 days immediately preceding the date of this Agreement which shares will be allocated as determined by the Seller and approved by Buyer prior to the Closing and issued by delivering such Buyer Common Stock to each of the Designated Employees as set out in Schedule 2.3(b)(ii)(C) (provided that if any Designated Employees are not employed by the Company or its Subsidiaries on the First Anniversary such Buyer Common Stock shall be reallocated to the remaining Designated Employees who remained employed by the Company or its Subsidiaries on the First Anniversary as determined by Seller and approved by Buyer).

(c)          Payment to the Seller and Designated Employees following the Second Anniversary.  Buyer shall cause to be issued and delivered promptly within 7 days after accounts for the period ended on the Second Anniversary are available and approved by the auditors of the Company as contemplated in Clause 2.3(l), the following, subject to clauses (d) through (l) of this Section 2.3:

(i)           to the Seller, a number of shares of Buyer Common Stock determined by multiplying (A) $0.40 (40 cents) by (B) the Company Revenues for the twelve (12) months immediately preceding the Second Anniversary and dividing the result thereof by the Adjusted Weighted Average Price of Buyer Common Stock for the 30 days immediately preceding the Second Anniversary and subtracting from such number (B) the Second Adjustment Amount (treated as a positive number) multipled by the ratio determined by dividing (x) the Adjusted Weighted Average Price of Buyer Common Stock for the 30 days immediately preceding the First Anniversary by (y) the Adjusted Weighted Average Price of Buyer Common Stock for the 30 days immediately preceding the Second Anniversary and (C) the consideration payable to Designated Employees pursuant to Section 2.3(c)(ii)(A));  provided, that the total consideration payable pursuant to this Section 2.3(c)(i) before giving effect to Section 2.3(c)(i)(C)  shall not be less than US$500,000 minus the value of the shares of Buyer Common Stock issued or issuable pursuant to 2.3(b)(i) (determined based on their issuance price and disregarding any cash payment made in lieu thereof pursuant to Section 2.3(f) and any reduction pursuant to Section 2.3(b)(i)(II) thereof) shall be deducted from the consideration payable in the previous sentence, first from the Buyer Common Stock payable hereunder and then from the cash payable hereunder).  Of the minimum payment hereunder one half will be cash and one half will be in the form of Buyer Common Stock with the number of shares determined based on the Adjusted Weighted Average Price of Buyer Common Stock for the 30 days immediately preceding the Second Anniversary.  The foregoing notwithstanding, in no event shall the number of shares issuable pursuant to this Section 2.3(c)(i) be less than Zero.

(ii)           to the Designated Employees

(A) a number of shares of Buyer Common Stock equal to at least 10% and not more than fifteen (15%) percent of the shares of Buyer Common Stock otherwise issued pursuant to Section 2.3(c)(i), before reducing such number as required by Section 2.3(c)(i)(C), which amount will be determined by the Seller in his sole discretion but the allocation thereof shall be as are designated by the Seller and approved by Buyer; and

(B) a number of shares of Buyer Common Stock equal to five (5%) percent of the shares of Buyer Common Stock issuable pursuant to Section 2.3(c)(i) before reducing such number as required by Section 2.3(c)(i)(C), which shares shall be allocated by the  Seller and approved by Buyer.

(d)         Rounding.  Where the aggregate number of shares of Buyer Common Stock deliverable to any Person pursuant to this Agreement or upon any release of the Escrow Fund is less than a whole share, then the number of shares of Buyer Common Stock issuable to such Person shall be rounded to the nearest whole share.

(e)         Compliance with Securities Laws.  Buyer shall have the right to require the Seller and each Designated Employee as a condition to receiving any Buyer Common Stock issued pursuant to this Agreement to certify in writing that he or she is not a “U.S. person” and to obtain such further representations, warranties and covenants from such Person to ensure compliance with Regulation S and Rule 144 under the Securities Act.  The foregoing notwithstanding, with respect to stock issuable to Designated Employees the Buyer shall use good faith efforts before the issuance of any such stock to cause a Form S-8 to be filed for registering such shares for sale pursuant to the Securities Act.

(f)          Cash Substitution.

(i)           Buyer may in lieu of delivering any or all Buyer Common Stock pursuant to any of the preceding provisions of this Section 2.3 deliver and deposit cash in lieu thereof by remitting such amounts to the bank account of the Seller as set out in Schedule 2.3(a) and to the bank accounts of the Designated Employees designated in writing by the Seller.  The amount of cash will be equal to the number of shares of Buyer Common Stock which would have been issued times the Weighted Average Price or Adjusted Weighted Average Price used to calculate the relevant number of shares to be issued pursuant to this Section 2.3. Also, in order to comply with Nasdaq market rules, in no event shall Buyer be obligated to issue such number of shares of Buyer Common Stock equal to or more than 19.9% of its outstanding shares of Buyer Common Stock, determined before the closing of this transaction, under the terms of this Agreement, and if Buyer cannot issue any or part of the shares of Buyer Common Stock as a result of this sentence Buyer shall deliver cash in lieu thereof in accordance with the preceding provisions of this Section 2.3(f).

(ii)           With respect to the Buyer Common Stock issuable pursuant to clauses (b) and (c) of this Section 2.3, the Seller may require that Buyer deliver and deposit cash to the Seller and Designated Employees in lieu of up to (30.0%) percent of such Buyer Common Stock that Buyer otherwise is required to deliver and the Buyer undertakes to pay the amount of cash to be delivered in lieu of such Buyer Common Stock to the Seller and Designated Employees, which amount shall be equal to eight-five (85.0%) percent of the Weighted Average Price or Adjusted Weighted Average Price times the number of shares of Buyer Common Stock as calculated pursuant to clauses (b) or (c) of this Section 2.3, as applicable.

(g)         Withholding Taxes. Buyer and its respective agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person, such amounts as Buyer or its agents may reasonably determine it is required to deduct and withhold with respect to the making of such payment under any applicable provision of Law.  With respect to Buyer Common Stock issuable to Designated Employees, the Buyer may deduct any such Taxes from any cash otherwise to be received by such Designated Employees pursuant to Section 2.3(f) (if elected by Seller on behalf of such Designated Employees) or to pay such Taxes reduce the number of shares issuable to such Designated Employees based on the Adjusted Weighted Average Price used to determine the number of shares of Buyer Common Stock issuable to the Designated Employees; provided that in neither event shall the 15% discount described in Section 2.3(f) be applied to cash allocated to cover withholding Taxes.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made. In addition, the Buyer covenants to ensure that all Taxes required to be withheld with respect to any cash or Buyer Common Stock delivered to Designated Employees shall be duly withheld and delivered to the appropriate Governmental Authority.

(h)         Increase or Reduction for Working Capital.  At least two (2) Business Days prior to Closing, the Seller shall provide Buyer with a calculation (the “Estimated Working Capital”) of the Working Capital of the Company and its Subsidiaries as of March 31, 2010 (such statement, the “Estimated Working Capital Statement”), prepared from the books and records of the Company and its Subsidiaries and calculated in accordance with Company’s and its Subsidiaries accounting principles applied consistently with the preparation of the Company's and Subsidiaries historical financial statements.  The Estimated Working Capital Statement shall be subject to Buyer’s approval, which approval is not to be unreasonably withheld.  At least once a month beginning 60 days following the Closing, the Buyer shall review along with the Seller the portion of the Working Capital which is realised and to the extent that the amount realised exceeds all liabilities reflected on the Estimated Working Capital Statement or Final Working Capital Statement, as applicable, the Buyer shall allocate and deliver to the Seller such excess.

(i)          Reduction for Seller Escrow Fund.  The Buyer shall deposit the part of the Purchase Price payable / deliverable pursuant to Section 2.3 as follows:

(i)            At Closing:  fifteen percent (15%) of the consideration deliverable pursuant to Section 2.3(a) shall be deposited (in form of Buyer Common Stock only) with the Escrow Agent (excluding the portion of the Purchase Price which is attributable to the Company’s Working Capital);

(ii)           After the First Anniversary: fifteen percent (15%) of the consideration payable / deliverable to pursuant to Section 2.3(b)(i) shall be deposited (in form of Buyer Common Stock only) with the Escrow Agent.

(Section 2.3(i)(i) and 2.3(i)(ii) shall collectively be referred to as the “Seller Escrow Fund”).

In giving effect to the foregoing provisions of this Section 2.3(i), none of the Buyer Common Stock shall be withheld from the Buyer Common Stock issuable directly to the Designated Employees pursuant to the foregoing provisions of this Section 2.3, but in lieu thereof the amount issuable to the Seller shall reduced to fully fund the Seller Escrow Fund.

The value of the Buyer Common Stock used for determining the number of shares of Buyer Common Stock to be deposited into the Escrow Fund shall be the same as is used to determine the number of shares issuable upon the Closing and First Anniversary, as applicable (ie., Sections 2.3(a) and 2.3(b). Such withheld stock shall be deposited by Buyer with the Escrow Agent as provided herein as part of the Escrow Fund, whereupon each Person's rights and obligations with respect thereto shall be governed by the terms of the Escrow Agreement and this Agreement.

(j)           Buyer Escrow Fund.  Further, Buyer shall within three (3) business days following the Closing initiate a wire to deposit with the Escrow Agent US $2,000,000 (Two Million United States Dollars) to fund its cash payment obligations pursuant to Section 2.3(f) and Section 8.7 of this Agreement.  Such cash shall be deposited by Buyer with the Escrow Agent as provided herein as part of the Escrow Fund, whereupon each Person's rights and obligations with respect thereto shall be governed by the terms of the Escrow Agreement and this Agreement (the “Buyer Escrow Fund”).  In connection with any cash payments to be made to the Seller or any Designated Employee in accordance with Section 2.3(f), the cash in the Buyer Escrow Fund shall be utilized prior to the Buyer providing any further cash to Seller or any Designated Employees.

(k)         Restricted Securities; and Lock-Up.

(A)           The Buyer represents, warrants and covenants that Buyer Common Stock issuable pursuant to this Agreement shall constitute “restricted securities” under the Securities Act and may only be sold or transferred in accordance with Rule 144 thereunder, when, if and to the extent that such exemption from registration is available to the holder of such securities and in accordance with the provisions of Regulation S, if applicable.  Buyer is not undertaking to register any Buyer Common Stock issued pursuant to this Agreement and before permitting any transfer of Buyer Common Stock issued hereunder may require an opinion in form and substance reasonably acceptable to Buyer, which acceptability should not be unreasonably withheld, that such transfer is exempt from the registration requirements of the Securities Act.

(B)           The Buyer Common Stock issued pursuant to this Agreement in connection with the Closing (i.e., not those issued following the First Anniversary and the Second Anniversary) shall be subject to the restriction that holder and owner of such shares of Buyer Common Stock may not make (i) any sale, any short sale of, loan, grant any option for the purchase of, or otherwise assign, pledge, hypothecate or dispose of (collectively, “Transfer”) any such shares for a period of twelve (12) months from the date of issuance of such Buyer Common Stock (the “Restriction”), except as otherwise expressly consented to by Buyer. It is clarified that lock-in under this Agreement shall be applicable only with regard to Buyer Common Stock issued pursuant to 2.3(a).   For purposes of this Agreement, the term “Transfer” shall also include the entering into by a holder of Buyer Common Stock of any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Buyer Common Stock, whether any such swap transaction is to be settled by delivery of Buyer Common Stock or other securities, in cash or otherwise.

(C)           Each certificate representing Buyer Common Stock shall bear the following legends to the extent applicable to the holder of such Buyer Common Stock:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS.

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO REGULATION S UNDER THE 1933 ACT AND ALL TRANSFERS OF SUCH SHARES MUST BE MADE STRICTLY IN COMPLIANCE WITH SAID REGULATION.”

(D)           Each certificate representing Buyer Common Stock issued pursuant to 2.3(a) only shall bear the following additional legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTION ON TRANSFER AND OTHER CONDITIONS AND RESTRICTIONS, AS MAY BE SPECIFIED IN THE STOCK PURCHASE AGREEMENT BY AND AMONG THE PARTIES THERETO DATED AS OF MAY14, 2010, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF KIT DIGITAL, INC. AND WILL BE FURNISHED WITHOUT CHARGE TO THE STOCKHOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

 (E)             Buyer shall have the absolute right to give instructions to any transfer agent for its capital stock to give effect to the provisions of this Section 2.3(k) and neither such transfer agent nor Buyer shall have any liability to any Person for any reasonable action taken (or not taken) in furtherance thereof so long as Buyer or transfer agent acts in good faith.  Buyer shall instruct the transfer agent to not transfer any Buyer Common Stock issued pursuant to this Agreement if such transfer is not in compliance with the Securities Act, including, without limitation, Regulation S thereunder. Subject to compliance with applicable Law, after the end of lock-in-period, Buyer agrees to delete the legend and issue a replacement stock certificate to Seller without legend if and when required by Seller.

(l)           Not later than the end of the first quarter after the First Anniversary and the Second Anniversary, the Buyer shall deliver a statement (the “Company Revenue and Margin Statement”) setting forth its calculation of the Company Revenue and Margin for First Anniversary and Margin and Company Revenues for Second Anniversary as certified by its auditors.  Buyer and Company shall make the working papers, backup materials, and books and records used in preparing the Company Revenue and Margin Statement available to the Seller, its accountants and legal counsel at reasonable times and upon prior notice following the delivery of the Company Revenue and Margin Statement by Buyer to the Seller.

(i)           If the Seller disagrees with the determination of the Company Revenue and Margin as shown on the applicable Company Revenue and Margin Statement, the Seller shall issue and deliver to Buyer a Protest Notice within thirty (30) Business Days after delivery of the applicable Company Revenue and Margin Statement, which Protest Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement, and provide, to the extent available to the Seller, supporting documentation for each such disagreement; provided, however, that failure to so provide, or the partial provision of supporting documentation shall, in no way, have any effect on the validity of the Protest Notice; provided, further,  that any material delay taken by the Buyer in providing the information, documents, papers, etc. as reasonably required by the Seller under this clause shall not be included while computing the 30-day period for the purpose of this clause.   However, notwithstanding anything contained herein, Buyer and Company and its Subsidiaries shall be under an obligation to provide for all the information, documents, papers, etc. that the Seller may reasonably demand, to enable it to effectively lodge the Protest Notice.  Failure of the Seller to deliver a timely Protest Notice shall result in the Seller being deemed to have approved the applicable Company Revenue and Margin Statement. Notwithstanding anything contained herein, the Buyer shall within 7 days after the accounts for the period ended on the First Anniversary or the Second Anniversary, as the case may be, are available (as provided above), deposit and deliver to the Seller the amounts payable to the Seller as per the Company Revenue and Margin Statement, provided by the Company (i.e., the undisputed amounts owed based on such statement and payment of consideration i.e. undisputed amount will not be treated as settlement of purchase consideration but be a interim payment towards purchase consideration pending final determination of purchase consideration.).

(ii) If the Seller timely delivers a Protest Notice to Buyer, Buyer and the Seller shall attempt to resolve any such objections within fifteen (15) days after delivery by the Seller of the Protest Notice.  If the parties are unable to resolve all disagreements identified by the Seller within fifteen (15) days after delivery to Buyer of the Protest Notice, then Buyer and the Seller shall each submit the name of an accounting firm that is nationally recognized in Singapore and India, as the case may be and has not in the prior two years provided services to either Buyer, the Seller, the Company or their respective Affiliates, and one firm shall be selected by lot (i.e., at random) from these two firms (the firm selected, the “Accounting Arbitrator”) provided that the Buyer shall pay to the Seller forthwith the amount payable as per the Company Revenue and Margin Statement, regarding which there is no dispute.  Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Accounting Arbitrator.  The Accounting Arbitrator shall (i) act in its capacity as expert and not as an arbitrator, (ii) for purposes of this Section 2.3(l), review only those items and amounts set forth in the applicable Company Revenue and Margin Statement as to which there is a dispute between the Seller and Buyer, (iii) for purposes of this Section 2.3(l), be instructed that the scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether the calculation of the Company Revenue and Margin for the period set forth in the applicable Company Revenue and Margin Statement was done in accordance with the Accounting Principles applied in a manner consistent with the definition of Margin or whether there were any mathematical errors in the calculation of the Company Revenue and Margin Statement, and that the Accounting Arbitrator is not to make any other determination, and (iv) be instructed to reach its conclusions regarding any such dispute between the Seller and Buyer within thirty (30) days after its appointment and to provide a reasonably detailed written explanation of its decision with respect to each disputed item. In the event that Buyer or the Seller submits any dispute under the process set forth in this Section 2.3(l), each such party may submit materials to the Accounting Arbitrator, with a copy to the non-submitting party, setting forth the position of such submitting party with respect to such dispute, to be considered by such Accounting Arbitrator as it deems fit; provided, however, that the Accounting Arbitrator shall not delay or extend the thirty-day period for it to reach its conclusions and to provide a written report of its decision.  The determination of the Accounting Arbitrator shall be final and binding on the parties and shall be deemed a final arbitration award. Any expenses relating to the engagement of the Accounting Arbitrator shall be borne as determined by the Accounting Arbitrator based on the relative fault of Seller and Buyer; provided that any amount due from Seller shall be paid for by reducing the amount payable pursuant to Section 2.3(b) or (c), as applicable.

2.5           Delivery of Purchase Price. Subject to the terms of this Agreement, including Section 2.6, at the Closing, Buyer shall (i) initiate a wire to Seller and the Designated Employees in the amount of the cash deliverable pursuant to Section 2.3(a) and (ii) issue instructions to the Escrow Agent to issue and deliver the Buyer Common Stock deliverable at the Closing pursuant to Section 2.3(a) as reduced by the part of Seller Escrow Fund to be deposited by Buyer within three (3) Business Days following the Closing )).  Simultaneously with the Closing, the Buyer shall (a) initiate a wire to the Escrow Agent for the cash portion of the Buyer Escrow Fund and (b) issue instructions to the Escrow Agent to issue and hold as part of the Seller Escrow Fund, the shares of Buyer Common Stock constituting the stock portion of the Seller Escrow Fund to be funded at the Closing.

2.6           Working Capital Adjustment:

 (a) Not later than the sixty (60th) day immediately following the Closing Date, Buyer shall prepare and deliver to the Seller a calculation (the “Closing Working Capital”) of the Working Capital of the Company as of March 31, 2010 (such statement, the “Closing Statement”), prepared from the books and records of the Company and calculated in accordance with the Accounting Principles, including those set forth in Schedule 2.6(a).  Buyer shall make the working papers, backup materials, and books and records used in preparing the Closing Statement available to the Seller, its accountants and legal counsel at reasonable times and upon prior notice following the delivery of the Closing Statement by Buyer to the Seller.

(b) If the Seller disagrees with the determination of the Working Capital as shown on the Closing Statement, the Seller shall deliver a Protest Notice regarding such disagreement within thirty (30) days after delivery of the Closing Statement, which Protest Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement, and provide, to the extent available to the Seller, supporting documentation for each such disagreement; provided, however, that failure to so provide, or the partial provision of, supporting documentation shall, in no way, have any effect on the validity of the Protest Notice.

(c) If the Seller timely delivers a Protest Notice to Buyer, Buyer and the Seller shall attempt to resolve any such objections within fifteen (15) days after delivery by the Seller of the Protest Notice.  If the parties are unable to resolve all disagreements identified by the Seller within fifteen (15) days after delivery to Buyer of the Protest Notice, then Buyer and the Seller shall select an Accounting Arbitrator pursuant to the mechanism set forth in Section 2.3(l).  Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Accounting Arbitrator.  The Accounting Arbitrator shall (i) act in its capacity as expert and not as an arbitrator, (ii) for purposes of this Section 2.6, review only those items and amounts set forth in the Closing Statement as to which there is a dispute between the Seller and Buyer, (iii) for purposes of this Section 2.6, be instructed that the scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether the calculation of the Closing Working Capital was done in accordance with the Accounting Principles or whether there were any mathematical errors in the calculation of the Closing Working Capital, and that the Accounting Arbitrator is not to make any other determination, and (iv) be instructed to reach its conclusions regarding any such dispute between the Seller and Buyer within thirty (30) days after its appointment and to provide a reasonably detailed written explanation of its decision with respect to each disputed item.  In the event that Buyer or the Seller submits any dispute under the process set forth in this Section 2.6, each such party may submit materials to the Accounting Arbitrator, with a copy to the non-submitting party, setting forth the position of such submitting party with respect to such dispute, to be considered by such Accounting Arbitrator as it deems fit; provided, however, that the Accounting Arbitrator shall not delay or extend the thirty-day period for it to reach its conclusions and to provide a written explanation of its decision.  The determination of the Accounting Arbitrator shall be final and binding on the parties and the Buyer shall forthwith but not later than 7 days from the date of such determination issue and deliver and/ or pay the consideration or the part thereof, to the extent not already paid or issued and delivered, to the Seller as determined by the Accounting Arbitrator.  Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the Seller and Buyer and, with respect to the portion to be paid by Seller, shall be paid for out of the Escrow Fund.

(d) If the Seller does not deliver the Protest Notice within the thirty (30) day period specified in Section 2.6(b) above, the Closing Statement, together with Buyer's calculation of the Closing Working Capital reflected thereon, shall be deemed to have been accepted by all of the parties to this Agreement and the Seller and shall become the “Final Closing Statement.”  In the event that the Seller delivers a Protest Notice in accordance with the provisions above and Buyer and the Seller are able to resolve such dispute by mutual agreement, the Closing Statement, together with Buyer's calculation of Closing Working Capital reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement and the Seller and shall become the “Final Closing Statement.”  In the event that the Seller delivers a Protest Notice in accordance with the provisions above and Buyer and the Seller are unable to resolve such dispute by mutual agreement, the determination of the Accounting Arbitrator shall be final and binding on the parties and the Closing Statement, together with Buyer's calculation of Closing Working Capital  reflected thereon, in each case to the extent modified by the Accounting Arbitrator, shall be deemed to have been accepted by all of the parties to this Agreement and the Seller and shall become the “Final Closing Statement.”  The calculation of Closing Working Capital reflected on any such Final Closing Statement shall be conclusive and binding on all of the parties to this Agreement and the Seller and no further adjustments shall be made thereto.

(e)           (i) In the event that the amount of the Closing Working Capital as reflected on the Final Closing Statement is less than the Estimated Working Capital, then Buyer shall direct the Escrow Agent in writing to release to Buyer from the Seller Escrow Fund (without regard to the Basket Amount) such portion of the Seller Escrow Fund with an aggregate Buyer Common Stock Price equal to the amount of the shortfall.

(ii) If the Closing Working Capital as reflected on the Final Closing Statement is greater than the Estimated Working Capital, Buyer shall cause to be delivered to the Seller the amount by which the Closing Working Capital as reflected on the Final Closing Statement exceeds the Estimated Working Capital in cash in accordance with the provisions of 2.3(h).

(iii)     No interest shall be paid in respect of any adjustment to the Purchase Price as a result of the payment of sums in respect of Closing Working Capital as provided in this Section 2.6(e) subsequent to the Closing Date.

(iv)     Subject to the foregoing, all releases of shares of Buyer Common Stock under this Section 2.6 from the Seller Escrow Fund shall be made based on the value of Buyer Common Stock determined by Weighted Average Price contained therein for the 30 days immediately preceding the date of this Agreement.

2.7          Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest KIT Dubai with full right, title and possession to all outstanding Company Capital Stock and thereby control of the assets, property, rights, privileges and powers of the Company and its Subsidiaries, the officers and directors of the Seller are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action and Seller covenants to take all such actions as are reasonable requested of them by Buyer from time to time. Similarly, at every issuance of Buyer Common Stock, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Seller and the Designated Employees with full right, title and possession to the issued Buyer Common Stock (subject to restrictions imposed herein or by law), the officers and directors of the Buyer are fully authorized in the name of the Buyer or otherwise to take, and shall take, all such lawful and necessary action and the Buyer covenants to take all such actions as are reasonably requested of them by the Seller from time to time.

2.8           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by and paid by Buyer when due.  The Seller and the Designated Employees, as applicable, will pay or cause the Seller to pay their respective taxes on income, capital gain and / or corporate taxes (of the Seller) (“Direct Taxes”) and at its own expense, file all necessary Tax Returns and other documentation with respect to all such Direct Taxes, in Singapore, India and USA, as applicable. Upon Buyer’s request, Seller shall provide Buyer with evidence satisfactory to Buyer that such Direct Taxes have been paid by the responsible party required under the applicable Law by the Seller.

ARTICLE IIIA

REPRESENTATIONS
AND WARRANTIES WITH RESPECT TO THE COMPANY

The Seller represents and warrants to Buyer and KIT Dubai that the statements contained in this Article IIIA are true and correct, except as disclosed in a document to be delivered by the Company to Buyer or KIT Dubai prior to the Closing referring to the representations and warranties in this Agreement (the “Company Disclosure Schedule”). The description or listing of a matter, event or thing within any section of the Company Disclosure Schedule shall not be deemed an admission or acknowledgement that such matter, event or thing is “material” for the purposes of this Agreement.  Matters reflected on the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein, and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on such Company Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

3.1           Subsidiaries; Organization and Related Matters.

(a)           Schedule 3.1(a) lists each Subsidiary of the Company, the jurisdiction of its Subsidiaries and the Company’s and any other Person’s equity interest therein.  Each of the Company’s Subsidiaries is wholly owned by the Company (directly or indirectly).  Neither the Company nor any of its Subsidiaries has agreed, is obligated to make or is bound by any Contract under which it may be obligated to make any future investment in or capital contribution to any other Person.  Other than the Subsidiaries, the Company does not own and, directly or indirectly, any capital stock of or any other equity interest in, or control, directly or indirectly, any other Person, and the Company is not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  The Company has never conducted operations under any other name.

(b)           The Company is a corporation duly organized, validly existing and in good standing under the laws of Singapore, and each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.  The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to own its properties and assets and to carry on the Business of the.  The Company and each Subsidiary is (A) duly organized and existing under the laws of the jurisdiction of its formation and (B) duly qualified or licensed to do business and in good standing in each jurisdiction in which it conducts business, except for those jurisdictions where failure to be so qualified or licensed and in good standing would not reasonably be expected to have individually, or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries. Schedule 3.1(b) lists (i) the jurisdiction in which the Company was organized and each jurisdiction in which the Company is and is required to be qualified or licensed to do business, (ii) the jurisdiction in which each of its Subsidiaries was organized and each jurisdiction in which same is required to be qualified or licensed to do business, and (iii) the current directors of the Company and each of its Subsidiaries.  The Company has provided Buyer true, correct and complete copies of its Charter Documents of the Company and the respective organizational documents of each of its Subsidiaries as in effect on the date hereof.  The Company Board has not approved or proposed any amendment to any such Charter Documents and the Board of each of its Subsidiaries have not approved or proposed any amendments to any of its Charter Documents.

3.2          Capitalization.

(a)           The authorized Company Capital Stock consists of 40,001 shares of SGD 1/-each of which 40,001 shares are issued and outstanding.  Company does not have any other shares of capital stock authorized, issued or outstanding.  All outstanding Company Capital Stock is held of record and beneficially by the Seller All outstanding Company Capital Stock (I) have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any Contract to which Company is a party or by which it is bound, and (II) have been offered, sold and delivered by Company in compliance in all respects with all applicable Laws.  There are no declared or accrued but unpaid dividends with respect to any Company Capital Stock.  The Seller owns and has good and marketable title to all of Company Capital Stock to be sold by pursuant to this Agreement, free and clear of all Liens.

(b)           Neither Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person.

(c)           There are no subscriptions, options, calls, warrants, Contracts or any other rights, whether or not currently exercisable, (i) to acquire any Company Capital Stock or shares of capital stock of any Subsidiary of Company, or that are or may become convertible into or exchangeable for any Company Capital Stock or shares of capital stock of any Subsidiary of the Company or another right to acquire such securities and (ii) to which Company or any of its Subsidiaries is a party, or by which Company or any of its Subsidiaries is bound, obligating Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or any capital stock or equity or other ownership interest of any Subsidiary or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such subscriptions, options, calls, warrants, Contracts or any other rights.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Company or any of its Subsidiaries

(d)         There are no (i) voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, or (ii) Contracts or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock.

3.3         Authority.  The Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement and all other agreements to be executed in connection herewith by the Company have been duly executed and delivered by the Company, and the Seller, have been duly authorized by all necessary corporate action by the Company (including, without limitation, any required authorization by the Board and stockholders of the Company) and constitute legal, valid and binding obligations of the Company and the Seller enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.  Neither the execution and delivery of this Agreement or any of the Related Agreements nor compliance with the terms and provisions hereof or thereof will (a) violate any provision of the Charter Documents of the Company, (b) violate any law, statute, regulation, judgment, injunction, order or decree of any Governmental Authority to which the Company, Seller is subject except, in all cases, such violations that would not have a Material Adverse Effect under this Agreement or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any of the Material Contracts, or give to others any rights of termination, amendment, acceleration or cancellation of any of the Material Contracts, or result in the creation of any Lien on the any of the Material Contracts  or (d) prohibit or materially impair the Company’s ability to perform its obligations under this Agreement or any of the Related Agreements.

3.4         Financial Condition.

3.4.1       Financial Statements.

(a)           Set forth on Schedule 3.4.1 are copies of the following (collectively, the “Financial Statements”):  (i) the audited financial statements of the Company and each of the Subsidiaries for the fiscal years ended March 31, 2009 and March 31, 2008, including their respective balance sheets as at March 31, 2008 and March 31, 2009 (the March 31, 2009 balance sheets being hereinafter, the “Last Balance Sheet Date”); (ii) the related statements of income and of changes in financial position for the fiscal years then ended; (iii) the unaudited interim financial statements of the Company and its Subsidiaries for the twelve month period ended March 31, 2010, including their respective balance sheets as at March 31, 2010 (collectively, the “Interim Balance Sheet”); and (iv) the related statements of income and of changes in financial position for the twelve month period then ended.

(b)           The Financial Statements  (i) are audited by the auditors of the respective jurisdiction are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries as per the auditors’ report(s); (ii) reflect and provide reserves in respect of all known liabilities of the Company and its Subsidiaries which in the opinion of the Company are adequate, including all known contingent liabilities for which GAAP would require a reserve, as of their respective dates; and (iv) present fairly the financial condition of the Company and its Subsidiaries at such date and the results of its operations for the fiscal period then ended.

(c)           The Company and its Subsidiaries each (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such Person.  None of the Company or its Subsidiaries have any liability with respect to any payment, receipt or retention of funds by any Person in violation of any applicable Law.

3.4.2        Absence of Certain Changes.  Since March 31, 2010, the Company and its Subsidiaries have used commercially reasonable efforts to preserve their respective business organizations intact, to keep available to the Company and its Subsidiaries, as applicable, the services of all current officers and employees necessary to the Business of the Company and to preserve the goodwill of the customers and employees having business relations with the Company or its Subsidiaries.  Since March 31, 2010, none of the Company or its Subsidiaries has:

(a)           conducted the Business of the Company in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(b)           except as required by their terms, amended, terminated, renewed/failed to renew or renegotiated any Material Contract to which the Company or any Subsidiary is a party or by which it is bound, or defaulted (or taken or omitted to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or entered into any new Material Contract or taken any action that would reasonably be expected to result in the discontinuance of its material customer relationships; or

(c)           terminated, amended or failed to renew any existing insurance coverage outside of the ordinary course of business; or

(d)          suffered any damage, destruction or loss, whether or not covered by insurance, affecting the Company Assets or the Business of the Company over $100,000; or

(e)          terminated or failed to renew or preserve any material Permits material to the Business or which would result in a Material Adverse Effect; or

(f)           incurred or agreed to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company or its Subsidiaries of more than $10,000 in any specific case or $25,000 in the aggregate outside of the ordinary course of business; or

(g)           made any loan, guaranty or other extension of credit, or entered into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any Person, excepting the provision of customers with credit in the ordinary course of business; or

(h)          incurred any indebtedness, guaranteed any indebtedness of any Person or guaranteed any debt securities of any person or entity outside of the ordinary course of business or in excess of $100,000 in aggregate; or

(i)           issued, sold, redeemed or acquired for value, or agreed to do so, any debt obligations or equity securities of the Company or its Subsidiaries; or

(j)           sold, leased, licensed, transferred, mortgaged, encumbered or otherwise disposed of any assets or any liabilities, except (i) for dispositions of property not greater than $20,000 in any specific case or $50,000 in the aggregate, or (ii) in the ordinary course of business consistent with past practices; or

(k)          declared, issued, made or paid any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combined, divided, distributed or reclassified any shares of its equity securities; or

(l)           amended its certificate of incorporation, memorandum of association, articles of association, bylaws or other governing documents (as the case may be); or

(m)         made special, accelerated or extraordinary payments to any Person in excess of $20,000 in the aggregate; or

(n)         made any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person, except as contemplated by this Agreement; or

(o)          compromised, contested or otherwise settled any claims or threatened, commenced or settled any Legal Proceeding against or otherwise involving the Company or its Subsidiaries; or

(p)         made or changed any Tax election, made any change in any method or period of accounting or in any accounting policy, practice or procedure, filed any amended Tax Return, entered into any closing agreement or similar agreement or arrangement with respect to Taxes, settled or contested any Tax claim, taken any action to surrender any right to claim a refund or credit of Taxes, or consented to any waiver or extension of the limitation period applicable to any claim for Taxes; or

(q)         disposed of or permitted to lapse any rights with respect to Intellectual Property or its use; or

(r)          other than as contemplated by this Agreement or Related Agreements, made any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance payment or other, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company; or

(s)          outside of the ordinary course of business made any capital expenditures or commitments with respect thereto in excess of $20,000 individually or $50,000 in the aggregate; or

(t)           made any material change in the manner that the Company or any Subsidiary maintains its books and records;

(u)          adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(v)          made any expenditures or entered into any commitment or transaction exceeding $20,000 individually or $50,000 in the aggregate outside of the ordinary course of business; or

(w)         revalued any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

(x)          acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to the Business of the Company; or

(y)         adopted or amended any Employee Benefit Plan, entered into any employment Contract, paid or agreed to pay any bonus or special remuneration to any director or employee of the Company or any Subsidiary, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees; or

(z)          entered into any material strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(aa)        hired, promoted, demoted or terminated or otherwise changed the employment status or titles of any other employees, or encouraged any employees to resign from the Company or any Subsidiary outside of the ordinary course of business; or

(bb)       entered into any lease of, or commitment to acquire or lease, any realty or any substantial item of machinery or equipment outside of the ordinary course of business; or

(cc)        entered into any mortgage, pledge or permitted any Lien to be placed upon any of the Company Assets; or

(dd)       entered into any arrangement or performed any action that resulted in or is reasonable likely to result in a Material Adverse Effect on the Company; or

(ee)        agreed to or made any commitment to take any actions prohibited by this Section 3.3.2 or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, the respective covenants or agreements hereunder, or (ii)  result in any of its respective representations and warranties contained herein being untrue or incorrect.

3.4.3      Indebtedness

(a)          None of the Company or its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by the applicable Accounting Principles to be set forth on any balance sheet of the Company or any of its Subsidiaries except:

(i)           as disclosed, reflected or reserved against in the Interim Balance Sheet;

(i)           for items set forth on Schedule 3.4.3; or

(ii)          for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet.

(b)          Except as disclosed on Schedule 3.4.3 all indebtedness of the Company may be paid in whole or in part at any time or from time to time without any prepayment penalty, interest or other charge, excepting accrued but unpaid interest.

3.5         Tax Matters.

3.5.1      Tax Returns; Disputes.  The Company and its Subsidiaries have filed, within the time and in the manner prescribed by law, Tax Returns and all material state and local Tax Returns required to be filed by them and have paid all Taxes shown to be due thereon.  All such Tax Returns were correct in all material respects.  There are no outstanding Tax assessments or Taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any Liens for Taxes on any of the Company Assets.  There is, to the knowledge of the Company, no pending or threatened federal, state or local audit involving the Company or any of its Subsidiaries.

3.6         Legal Proceedings.

3.6.1      Legal Proceedings Pending or Threatened.  There is no Legal Proceeding pending or to the knowledge of the Company, threatened in writing before any Governmental Authority in which the Company or any Subsidiary is a party.  Schedule 3.6.1 sets forth all Legal Proceedings to which the Company or any Subsidiary is party, or has been a party since January 1, 2006.

3.6.2      Business Enjoined.  None of the Company, its Subsidiaries or any employee, manager or agent of the Company or its Subsidiaries is permanently or temporarily enjoined by any order, judgment or decree of any court or tribunal or any other agency from engaging in or continuing any conduct or practice in connection with the Business of the Company.

3.6.3      Violation of Law; Permits.  None of the Company or its Subsidiaries is in violation of any provision of any law, decree, order or regulation applicable to the Company or its Business of the Company, properties or assets, including, without limitation, those relating to antitrust or other anticompetitive practices, or employment practices (such as discrimination, health and safety), except for such violations which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.  Except as set forth on Schedule 3.6.3, the Company and each of its Subsidiaries has all Permits required with respect to the Company Assets or in the conduct of the Business of the Company and the operation of the Real Property, all of which Permits are set forth on Schedule 3.6.3, and has satisfied all bonding requirements pertaining to its operations under federal, state, local and foreign laws, rules and regulations.  No pending law or use regulation, restriction or compliance requirement materially and adversely affect the Company Assets or the Business of the Company.

3.7         Properties and Assets of the Company.  The Company and its Subsidiaries owns or otherwise has the right to use all of the Company Assets.  Upon consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries, as applicable, will have good and marketable title to the Company Assets, free and clear of all Liens, except for Permitted Liens. The Company Assets are sufficient in all material respects to permit the Company and its Subsidiaries following the Closing to carry on the Business of the Company as presently conducted by the Company and its Subsidiaries on the date hereof.

3.7.1       Title to Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns or has any legal or equitable title in any real property and Schedule 3.7.1 is a true, correct and complete list and description of each lease of real property under which the Company or any Subsidiary is a lessee, lessor, sub-lessee or sub-lessor (the “Leased Property”).  The Leased Property and the real property subject to the Leases sometimes collectively are referred to as the “Real Property.”

(b)          The Company (or its Subsidiaries) has good and marketable leasehold title to the Leased Property and to all improvements free and clear in each case of all Liens, except Permitted Liens, which either individually or in the aggregate would have a Material Adverse Effect on the present use, operation, value or enjoyment of any of the Leased Property.

(c)           The Leased Property currently is being used only as offices of the Company and its Subsidiaries.

3.7.1.1  Assessments.  To the knowledge of the Company there is no special proceeding pending or threatened in writing, in which any Tax Authority having jurisdiction over any of the Real Property is seeking to increase the assessed value thereof.

3.7.1.2  Property Leases.  True and complete copies of all leases to which the Company or any Subsidiary is a party respecting any Real Property and all other instruments granting such leasehold interests, rights, options or other interests (including all amendments, modifications and supplements thereto) have been delivered to Buyer and are listed on Schedule 3.7.1 and the Buyer hereby acknowledges the receipt thereof (the “Property Leases”).

3.7.1.3  No Breach or Event of Default; Property Leases.  With respect to the Property Leases, no breach or event of default on the part of any party to the Property Leases and no event that, with the giving of notice or lapse of time or both would constitute such breach or event of default, has occurred and is continuing.  All of the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. All rental and other payments due under each of the Property Leases have been duly paid in accordance with the terms of such Property Leases.  The consummation of the transactions contemplated by this Agreement will not require the consent of any party to and will not constitute an event of default under or permit any party to terminate or change the existing terms of any Property Lease.

3.7.1.4  Violation of Law.    To the knowledge of the Company, none of the Real Property or any condition or activity thereon, any plants, buildings, fixtures, or improvements located thereon, or the current use, operation or maintenance thereof is in violation of any Law or is in violation of the terms of any restrictive covenant or other Lien which either individually or in the aggregate would have a Material Adverse Effect.

3.7.1.5  Location.  The Company does not in the ordinary course of business (itself or through any Subsidiary) maintain any assets at any location other than those listed on Schedule 3.7.1.

3.7.2     Intellectual Property.

(a)         (i)           Schedule 3.7.2-1 contains a complete and correct list of all Material Contracts between the Company and any third party pursuant to which the Company is required to pay royalties to any third party in respect of Owned Intellectual Property. Schedule 3.7.2-1 contains a complete and correct list of all Material Contracts between the Company and the owners of Other Intellectual Property

(ii)          Schedule 3.7.2-2 contains a complete and correct list of all existing and pending registrations of patents, trademarks, service marks, and trade dress rights of the Company and any Subsidiary.

(iii)         All registrations listed on Schedule 3.7.2-2 are valid, enforceable and subsisting. The Company has taken all reasonable actions necessary with respect to the registration, maintenance and renewal fees in connection with such items have been paid, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or any other jurisdictions, as the case may be, for the purpose of maintaining such items.  There are no actions that must be taken by the Company and any Subsidiary within one hundred twenty (120) days after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing such items.  Schedule 3.7.2-3 contains a complete and correct list of all existing Material Contracts pursuant to which the Company has granted any rights in any Intellectual Property to any third party.

 (b)         Neither the Company nor any Subsidiary has received a “cease and desist letter” or any other written or oral communication from any third party challenging the Company's ownership or rights in any Owned Intellectual Property or in any Other Intellectual Property exclusively licensed by the Company, and to the knowledge of the Company, there is no action pending or threatened against the Company or relating to the Business of the Company claiming that the Company or the Business of the Company has infringed or is infringing any Intellectual Property of any third party.  To the knowledge of the Company, there neither has been nor currently exists any Infringement of (i) any Owned Intellectual Property or (ii) any exclusive license owned by the Company or any Subsidiary in any Other Intellectual Property, in each case by any third party including, without limitation, any employee or former employee of the Company or any Subsidiary.

(c)          The Company owns or, to the Company’s knowledge, otherwise has a valid right or license to all Intellectual Property used in the Business of the Company.  The Company will retain all right, title and interest in and to the Owned Intellectual Property free and clear of any and all Liens, other than Permitted Liens, on the Closing Date upon the consummation of the transactions contemplated by this Agreement.  Except to the extent waived in writing by Buyer in its sole discretion, the Company will prior the Closing have received permissions to assign all licenses by owners of Other Intellectual Property to the extent that such consents are needed to assign such licenses.

(d)          True and complete copies of all Contracts indentified on Schedules 3.7.2-1 and 3.7.2-3 have been delivered or made available to Buyer.

(e)          The Company and its Subsidiaries have, consistent with reasonable business judgment, taken appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company's confidential information and to preserve and maintain all of its interests and proprietary rights in the Owned Intellectual Property used in the Business of the Company.  All officers, employees and consultants of the Company and its Subsidiaries having access to confidential information of the Company or its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such proprietary information (in the case of proprietary information of the Company's customer and business partners, to the extent required by such customers and business partners) and true and complete copies of all such agreements have been delivered or made available to Buyer

(f)          All Persons who worked on the creation, development or improvement of the Owned Intellectual Property have executed written agreements assigning to Company all right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.  Without the limitation of the foregoing, all Owned Intellectual Property listed on Schedule 3.7.2-1 were or have been created entirely by employees of the Company and its Subsidiaries within the scope of their employment, by third parties pursuant to valid and binding agreements designating their work product as work made for hire, and/or by third parties under such circumstances that their work product is work made for hire of which the Company is the author and owner as a matter of law.

 (g)         The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not:  (i) constitute a breach or default under any instrument, contract, license or other agreement governing any Intellectual Property used in the Business of the Company as presently conducted; (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Intellectual Property used in the Business of the Company as presently conducted; or (iii) in any way impair the right of the Company or its Subsidiaries to use (including distribute, manufacture, market, license, sell or dispose of in any way) any Intellectual Property used in the Business of the Company as presently conducted.

(h)          The use, development, manufacture, marketing, distribution, license, sale, or furnishing of any product or service currently utilized by the Company or any Subsidiary of the Company does not violate any license or agreement between the Company or any Subsidiary of the Company and any third party or, to the knowledge of the Company, infringe any Intellectual Property of any other Person.

(i)           No Public Software (as defined below) (i) was or is used in connection with the development of any Owned Intellectual Property, or (ii) was or is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Owned Intellectual Property.  “Public Software” means any software that contains, or is derived (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; and (H) the Apache License.

3.8.         Insurance.  Schedule 3.8 sets forth a true and complete list and description of all insurance policies of any nature whatsoever currently maintained by the Company and any Subsidiary of the Company, together with the annual premiums currently payable under each such policy, the period of coverage and loss records for the last three insurance years.  There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Governmental Authority exercising similar functions which requires or recommends any repairs or other work to be done on or with respect to any of the property or assets of the Company insured in any of said policies.  Neither the Company nor any Subsidiary of the Company has received any notice or other communication from any such insurance company within three years preceding the date hereof canceling or materially amending any of said insurance policies and to the knowledge of the Company, no such cancellation or amendment is threatened.  All such policies of insurance are on an occurrence basis and will be in full force and effect on the Closing Date and the consummation of the transactions contemplated hereby will not cause a cancellation or reduction in the coverage of such policies.

3.9         Labor and Employment Matters.

3.9.1      Employee Benefit Plans.

(a)          Schedule 3.9.1(a) lists each Employee Benefit Plan and clearly identifies each as a Pension Plan, Welfare Plan, or other type of Employee Benefit Plan.  Each Employee Benefit Plan materially complies with, and has been established, maintained, and operated in all material respects in accordance with, all applicable Laws, and no event has occurred in connection with any Employee Benefit Plan which has, will or may result in any fine, penalty, assessment or other liability for which the Company or any Subsidiary of the Company or a transferee of assets from the Company may be responsible, whether by reason of operation of law or contract.

(b)          Neither the Company nor any Subsidiary maintains or contributes to or has an obligation to contribute to any Pension Plan nor have any of them maintained or contributed to any such plan during the six years preceding the Closing Date.

(c)          The Company has delivered to Buyer true and correct copies of the following:

(i)           each Employee Benefit Plan listed on Schedule 3.9.1(a) and all amendments thereto;

(ii)          each trust agreement pertaining to any of the Employee Benefit Plans, including all amendments to such documents; and

(iii)         each current summary plan description relating to each Employee Benefit Plan.

(d)          There is no action, suit or claim pending (other than routine claims for benefits) or that reasonably could be expected to be asserted against any Employee Benefit Plan or the assets of any Employee Benefit Plan.

(e)         All of the Employee Benefit Plans currently comply, and have complied in the past, both as to form and operation, with their terms and with the applicable provisions of all applicable Laws.  All necessary governmental approvals for the Employee Benefit Plans have been obtained.  There has not occurred any event, and no condition exists, which would adversely affect such qualification or exemption.

 (f)        Neither the execution and delivery of this Agreement, including without limitation, all other agreements to be executed in connection herewith, by the Company nor the consummation of the transactions contemplated herein will (i) result in the acceleration or creation of any rights of any person entitled to any benefits under any Employee Benefit Plan, (ii) entitle any current or former employee or director of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment or give rise to any such payment (regardless of when such payment is made or payable), (iii) accelerate the time of payment or vesting, result in deemed satisfaction of goals or conditions, or increase the amount of any compensation due to any such employee or former employee or director, or (iv) result in the forgiveness, modification or guaranty of any loan benefiting any current or former employee or director of the Company or any Subsidiary.

(g)        With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company or any Subsidiary, no event has occurred and no condition exists that after the Closing Date could subject the Company or any Subsidiary directly or indirectly, to any liability.

(h)        Neither the Company nor any Subsidiary has any obligation to provide health benefits or other non-pension benefits to any retired or other former director, employee or their dependents.

3.9.2     Benefit Obligations.  All accrued material obligations for payments to any entity, plan or person with respect to any benefits for current or former employees of the Company or its Subsidiaries have been timely paid or adequate accruals therefore have been made in the Financial Statements.

3.9.3     Performance.  The Company and its Subsidiaries have withheld and paid to the appropriate Governmental Authorities or is withholding for payment not yet due to such Governmental Authorities all amounts required to be withheld from the employees of the Company or its Subsidiaries, and neither the Company nor any of the Subsidiaries is liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing.  The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities.

3.9.4     Compensation.  All reasonably material obligations of the Company and its Subsidiaries for salaries, bonuses and other forms of compensation payable to the employees and directors of the Company and its Subsidiaries in respect of the services rendered by any of them have been paid or adequate accruals therefore have been made in the Financial Statements for obligations accrued through the date of the applicable Financial Statements.

3.9.5     Resignations.  Except as set forth on Schedule 3.9.5, no employee of the Company or any Subsidiary of the Company, to the knowledge of the Company, plans to retire or resign during the 12-month period following the Closing Date or otherwise be unavailable as an employee of the Company or its Subsidiaries, as applicable, at compensation substantially similar to such employee's present rate of compensation and benefits and assuming no relocation of such employee.

3.9.6     Collective Bargaining Agreements

(a) Neither the Company nor any Subsidiary of the Company is, or ever has been, a party to a collective bargaining agreement with any labor organization.  No organization effort, demand for recognition, petition seeking a representation proceeding or representation question involving any union association or collective bargaining representative is pending respecting the employees of the Company or any Subsidiary of the Company, and no such question has been raised with respect to the Company or any Subsidiary of the Company.

(b)        There is no controversy pending between the Company or any Subsidiary of the Company and any of their respective employees.  To the knowledge of the Company, there is no basis for any Legal Proceeding of or by any employee of the Company or any Subsidiary of the Company, and no complaint is pending against the Company or any Subsidiary of the Company before any Governmental Authority.  The Company and its Subsidiaries, to the knowledge of the Company, have complied, in respect of their employees, in all material respects with all applicable Laws.

(c)        The Company has furnished Buyer with copies of all claims, complaints, reports or other documents concerning the Company or any of the Subsidiaries or their employees made by or against the Company or its Subsidiaries during the past five years pursuant to workers' compensation laws or any other Laws relating to employment of labor.

3.9.7     Obligation to Employ.  Nothing in the representations or warranties contained herein shall be construed as an obligation or commitment of Buyer, The Company or any Subsidiary or Affiliate of either corporation to employ or continue to employ any employee, officer or director of the Company or otherwise assume any liability, including liabilities for salary, benefits, pension, stock options, severance or other benefit plans of any employee, officer or director of the Company.

3.10       Compensation of and Indebtedness to and from Employees.

3.10.1   Employee Compensation.  Schedule 3.10.1 is a true and complete list of the names and annual compensation (whether in the form of salary, bonus, commission, pension or profit-sharing contributions or other supplemental compensation now or hereafter payable) of the ten (10) highest compensated full-time salaried employees of the Company and its Subsidiaries (the “Employee List”).  Such list also identifies each employee for whom the Company or any of its Subsidiaries provides a vehicle, showing the nature of such arrangement and the annual cost to the Company and its Subsidiaries.  Since the Last Balance Sheet Date there has been no material change in the rate of total compensation for services rendered, including, without limitation, bonuses and deferred compensation, for any of the employees listed on the Employee List.

3.10.2 Severance Obligations.  Schedule 3.10.2 is a true and complete list of each individual employed by the Company on the Interim Balance Sheet Date and each individual hired by the Company or any Subsidiary of the Company following the Interim Balance Sheet Date. Schedule 3.10.2 sets forth the maximum severance or termination payment obligation that the Company or its Subsidiary would be contractually obligated to pay for each such individual if they were terminated the day immediately following the Closing Date.

3.10.3  Indebtedness to Employees.  Neither the Company nor any Subsidiary of the Company is indebted to any employee or agent of the Company or any Subsidiary of the Company, or any spouse, child or other relative thereof, in any amount whatsoever other than for compensation for services rendered since the start of the Company's current pay period generally utilized for its employees and for business expenses, nor is any employee or agent indebted to the Company or any Subsidiary of the Company except for advances made in the ordinary course of business.  As of the Closing there will be no amount owed to any Person listed in Schedule 3.10.2 other than (a) unpaid salary, bonus and paid time off, accrued in the ordinary course of business but not yet payable and (b) reimbursement for expenses accrued in the ordinary course of business and not yet payable.

3.11       Contracts and Other Instruments.

3.11.1    Material Contracts.

(a)           Neither the Company nor any Subsidiary of the Company is a party to any Material Contracts relating to the Company, the Subsidiaries, the Business of the Company or the Company Assets.

(b)           The Company has furnished Buyer with a true and complete copy of all Material Contracts.

(c)           Neither the Company nor any Subsidiary of the Company is in material breach of or in material default under any of the Material Contracts, nor has the Company or any Subsidiary of the Company been notified of any breach, default or potential breach or default under any Material Contracts and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.  Except as set forth on Schedule 3.11.1, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent of any party (other than the Company) to any Material Contract.

3.12       Environmental Liability.

3.12.1    Hazardous Materials.  Neither the  Company nor any Subsidiary of the Company has engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property or the Former Real Property or any portion thereof for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional, excluding de minimis quantities of Hazardous Materials that are commonly used in connection with the operation of the Business of the Company and which were used and disposed of in accordance with Environmental Requirements) on, under, in or about any such property or transported any Hazardous Materials to, from or across any such property.  To the Company’s knowledge, no Hazardous Materials have migrated or are threatening to migrate from other properties upon, about or beneath any Real Property or Former Real Property.

3.12.2    Environmental Requirements.  The Company and, the Subsidiaries, comply, and have at all times complied in all material respects, with all Environmental Requirements, and no activity by the Company or any Subsidiary of the Company on the Real Property or Former Real Property has constituted or constitutes a nuisance or has constituted or constitutes a tortious condition with respect to any third party.  Neither the Company nor any Subsidiary of the Company is, pursuant to any existing law or regulation, required now to take any remedial action related to any such property or make any capital improvements in order to place such property or the improvements located thereon in compliance with such law or regulation.

3.12.3    Notice of Violations.  Neither the Company nor any Subsidiary of the Company has received notice or other communication concerning, and does not have any knowledge of (i) any violation or alleged violation of Environmental Requirements, whether or not corrected or (ii) any alleged liability for Environmental Damages and, to the knowledge of the Company there exists no basis for any Legal Proceeding related to either (i) or (ii) being instituted or filed with respect to the Real Property or Former Real Property.  No writ, injunction, decree, order or judgment related to the foregoing is outstanding.  Neither the Company nor any Subsidiary of the Company has been ordered or requested by any Governmental Authority to take any step to remedy any condition on any such property whether or not constituting a violation of Environmental Requirements.

3.13       Proceedings.  There is no pending or threatened in writing Legal Proceeding before or by any Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement or that might affect the right of the Company to own the Company Assets or to operate the Business of the Company.

3.14       Regulatory Approvals.  No regulatory approval or filing with, notice to, or waiver from any Governmental Authority is required to be made or obtained by the Company or any Subsidiary of the Company: (a) in connection with the execution and delivery of, and performance by the Company of its obligations under, this Agreement or the consummation of the transactions contemplated thereby; or (b) to permit the Company to carry on the Business of the Company after the Closing Date as the Business of the Company is currently carried on by the Company and its Subsidiaries. Notwithstanding anything contained herein above, it is acknowledged by the Buyer that to make Benchmark Beijing as subsidiary a Company prior approval from Govt. of China would be required.

3.15        Brokerage.  Any fees payable to any finder or broker arising from this Agreement or the transactions contemplated hereby incurred by the Company or Seller shall be the sole responsibility of the Seller and under no circumstances shall Company or Buyer have any liability therefore.  Buyer shall be solely responsible for any investment banking or brokerage fees or any other third party expense of any advisors that it has engaged in connection with the transactions contemplated by this Agreement.

3.16        Bank Accounts.  Schedule 3.16 sets forth a true and complete list of the bank name, location and account number for all bank accounts used by the Company or any Subsidiary of the Company in the conduct of the Business of the Company, and the authorized signatories and amounts for such accounts.

3.17        Customers.  Set forth on Schedule 3.17 is a complete list of the twenty (20) largest (in terms of dollar volume) customers of the Company and its Subsidiaries for the fiscal year ended March 31, 2010 (the “Top Customers”) indicating the amounts paid to the Company and its Subsidiaries by each Top Customer for each such period and the names of the employees (or independent sales representatives) of the Company or its Subsidiaries who are primarily responsible for servicing each such Top Customer as of the date hereof. No Top Customer has represented more than two percent (2.0%) of the gross revenue of the Company in any of the three (3) years ending March 31, 2010. Except as set forth in Schedule 3.17, none of the Top Customers has terminated or indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers, and the Company has no reason to believe that any of such customers may terminate all or a material part of such services or orders, whether by reason of the transactions contemplated by this Agreement.

3.18        Suppliers.  Set forth on Schedule 3.18 is a complete list of the twenty (20) largest suppliers of the Company and its Subsidiaries by expenditures made by the Company and its Subsidiaries to such suppliers during the fiscal year ended March 31, 2010.

3.19        Certain Payments.  None of the Company, its Subsidiaries or, to the knowledge of the Company, any director acting on behalf of any of the Company or its Subsidiaries, has (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds or (ii) failed to disclose fully any contribution made by the Company or its Subsidiaries (or  of which the Company or its Subsidiaries is aware) in violation of local laws, rules and regulations applicable in their respective jurisdictions.

3.20        OFAC. Neither the Company nor, to the knowledge of the Company or any director or employee of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.21        Compliance with Specified Laws. To the knowledge of the Company, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable local Governmental Authority governing such Person in their respective jurisdictions and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company or any Subsidiary of the Company with respect to the money laundering laws is pending or, to the knowledge of the Company, threatened.

ARTICLE IIIB
REPRESENTATIONS AND WARRANTIES OF
SELLER

1.           Representations and Warranties of Seller. The Seller represents and warrants to the Buyer and KIT Dubai, as of the date hereof, as follows:

(a)  Organization.    Seller is duly organized and incorporated and is validly existing as a corporation in good standing under the laws of Singapore with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.

(b)  Authority.  Seller has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement, all Related Agreements and other agreements to be executed in connection herewith by Seller upon the approval of this Agreement and the transactions described herein by the Board of Seller will constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

(c) Title.  The Seller owns and has good and marketable title to all outstanding Company Capital Stock, which such stock will be sold by it pursuant to this Agreement, free and clear of all Liens.  There is no outstanding Company Capital Stock other than that which is to be sold to KIT Dubai pursuant to this Agreement.

(d)  Singapore Securities Representations and Warranties.

(A)        Seller acknowledges that no prospectus in relation to the Buyer Common Stock has been registered by the Monetary Authority of Singapore under the Securities and Futures Act, Cap. 289 of Singapore (the “SFA”) and accordingly, the Buyer Common Stock may not be offered or sold, nor may the Buyer Common Stock be the subject of an invitation for subscription or purchase, nor may this Agreement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (b) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

(B)         In the event that any person in Singapore acquires the Buyer Common Stock pursuant to Section 275 of the SFA, he agrees and represents and warrants that:

(i)  he will not, within the period of six (6) months from the date of acquisition of the Buyer Common Stock, offer the same to any person in Singapore other than to: (a) an institutional investor as defined in section 274 of the SFA; (b) a relevant person as defined in section 275(2) of the SFA; or (c) any person pursuant to an offer referred to in section 275(1A) of the SFA; and

(ii) further in a case where such Seller is a corporation as defined in the Section 2 of the SFA (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, he will not, within the period of six (6) months from the date of acquisition of the Buyer Common Stock, transfer securities of such corporation to any person in Singapore unless:

(1)  such transfer is to an institutional investor (as defined in section 274 of the SFA) or a relevant person as defined in section 275(2) of the SFA, or any person pursuant to an offer referred to in section 275(1A) of the SFA;

(2)  no consideration is or will be given for such transfer;

(3)  the transfer is by operation of law; or

(4)  as specified in Section 276(7) of the SFA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
BUYER AND KIT DUBAI

4.           Representations and Warranties of Buyer. The Buyer and KIT Dubai each, jointly and severally, represent and warrant to the Seller, as of the date hereof, as follows:

4.1           Organization.    Buyer is duly organized and incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.  KIT Dubai is duly organized and incorporated and is validly existing as a company in good standing under the laws of Dubai with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.

4.2           Authority.  Buyer and KIT Dubai each has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement, all Related Agreements and other agreements to be executed in connection herewith by Buyer or KIT Dubai upon the approval of this Agreement and the transactions described herein by the Board of Buyer and KIT Dubai, respectively, will constitute legal, valid and binding obligations of Buyer and KIT Dubai, respectively, enforceable in accordance with their respective terms.

4.3           Capitalization; Purchase Price.  The number of shares and type of all authorized, issued and outstanding capital stock of Buyer, and all Buyer Common Stock reserved for issuance under Buyer’s various option and incentive plans, is specified in Schedule 4.3.  The issuance of Buyer Common Stock as part of the Purchase Price will not, immediately or with the passage of time, obligate Buyer to issue any of its capital stock securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Buyer Common Stock to any Person and will not result in a right of any holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under such securities.

4.4           Issuance of the Securities.  When issued in accordance with this Agreement, Buyer Common Stock to be issued as part of the Purchase Price will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive and similar rights.  Buyer has sufficient authorized capital stock to meet its obligations to issue Buyer Common Stock pursuant to this Agreement.

4.5           No Violations, Consents.  The execution, delivery and performance by the Buyer and KIT Dubai, as applicable, of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of any Charter Documents of the Buyer or KIT Dubai; (b) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law; statute, rule or regulation to which Buyer or KIT Dubai is subject; (c) violate any judgment, order, writ or decree of any court applicable to the transactions contemplated herein; or (d) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Buyer or KIT Dubai is a party or any of its assets are bound.   Neither Buyer nor KIT Dubai is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement and the Related Agreements, except, (i) any consents required under any Contract or Property Lease of the Company or its Subsidiaries required as a result of the performance of this Agreement or the Related Agreements (ii) those that have been made or obtained prior to the date of this Agreement, (iii) any qualifications to do business or permits, licenses, consents or filings under local law where the Business of the Company is being conducted resulting from Buyer’s acquisition of the Company and (iv) and filings, permits or consents needed for the issuance of Buyer Common Stock to Designated Employees under securities Laws of any jurisdiction where such Designated Employees reside.

4.6           SEC Reports; Financial Statements.  Buyer has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as Buyer, was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer and their consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.7           Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the business, operations or prospects of Buyer individually or Buyer and its subsidiaries on a consolidated basis, (b) Buyer has not incurred any liabilities (contingent or otherwise) other than (i) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Securities and Exchange Commission, (c) Buyer has not altered its method of accounting or the identity of its auditors, (d) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (e) Buyer has not issued any equity securities to any company or and of Buyer’s officers, directors or Affiliates, except pursuant to existing incentive compensation plans or as otherwise disclosed in the SEC Reports.  Buyer does not have pending before the United States Securities and Exchange Commission any request for confidential treatment of information.

4.8           Legal Proceedings  There is no Legal Proceeding pending or, to the knowledge of Buyer or KIT Dubai, threatened in which Buyer or KIT Dubai is a party or which might affect any of Buyer’s of KIT Dubai’s properties, assets, operations or businesses, or prevent or delay the consummation of the transactions contemplated hereby.

4.9           Foreign Corrupt Practices Act.  Neither Buyer, nor, to the knowledge of Buyer, any agent or other person acting on behalf of any of Buyer or its Subsidiaries, has, directly or indirectly, (a) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (b) failed to disclose fully any contribution made by Buyer or its Subsidiaries (or made by any Person acting on their behalf of which Buyer or its Subsidiaries) which is in violation of law, or (c) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

4.10         PFIC.  Neither Buyer nor any Subsidiary of Buyer is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

4.11         OFAC. Neither Buyer nor its Subsidiaries nor, to the knowledge of Buyer, any director, officer, agent, employee, Affiliate or Person acting on behalf of any of them is currently subject to any U.S. sanctions administered by OFAC.

4.12         Money Laundering Laws. To the knowledge of Buyer, the operations of Buyer and its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving Buyer or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Buyer, threatened.

ARTICLE V

[Intentionally Omitted.]

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF
BUYER AND KIT DUBAI

6.           Closing Conditions and Deliveries to Buyer and KIT Dubai.  The obligations of Buyer and KIT Dubai hereunder shall be subject to the satisfaction, at or before the Closing, of the following conditions (any of which may be waived, in whole or in part, by Buyer):

6.1           Permits, Approvals and Authorizations.  Except as set forth on Schedule 3.6.3, any and all consents, waivers, permits and approvals from any Governmental Authority, and of any Person required in connection with the execution, delivery and performance of this Agreement or necessary for the Company to operate the Business of the Company substantially in the manner in which it is currently operated shall have been duly obtained and shall be in full force and effect on the Closing Date, unless waived by Buyer.

6.2           No Challenge or Violation of Orders.  No Legal Proceeding by any Governmental Authority and no Legal Proceeding by any other Person shall be pending or, to the knowledge of the Company, on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby.  No preliminary or permanent injunction or other order by any Governmental Authority, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

6.3          Certain Documents.  Buyer or its designees shall have received simultaneously (and as a condition to the effectiveness of) the Closing the following documents:

(a)           an escrow agreement in the form reasonably agreed to by the parties and duly executed by the Seller, the Buyer and Escrow Agent (the “Escrow Agreement”);

(b)          original stock certificates and duly executed instruments of transfer in favor of the Buyer in respect of all Company Capital Stock, a duly completed Working Sheet C (as required by Singapore law) and any other documents required for the stamping of the Company Capital Stock;

(c)           a copy of the written consents of the Board of Seller and the Board of Company or minutes of the relevant Board meeting, authorizing the execution and delivery of this Agreement and each of the other Related Agreements to which the Seller or Company, as applicable, is a party and the performance of the transactions contemplated hereby and thereby and instructing the Company to register the Buyer as the holder of Company Capital Stock and to issue a new share certificate in respect of Company Capital Stock in the name of the Buyer, certified by an authorized representative of Company as the case may be;

(d)          approvals from the Seller’s and Company’s stockholders as required by the Seller’s and Company’s respective Charter Documents and under applicable Laws, establishing that any required stockholder approval for the transactions contemplated by this Agreement have been obtained, certified by the secretary of the Company and Company, respectively;

(e)           a certificate as to the incumbency and signature of the Directors officers of the Company and the Seller;

(f)           all other documents specifically required to be produced at the Closing under this Agreement or as reasonably requested by Buyer prior to Closing; (j) evidence that the Subsidiaries of the Company are wholly-owned by the Company, provided that stock certificates reflecting the ownership of Benchmark Beijing by the Company need not be provided;

(g)           Employment agreements of Mr. Raghu Rajagopalan, Mr. Ashish Mukherjee and Mr. Senthil Nathan with the Company or a Subsidiary thereof in form requested by Buyer;

(h)           The Stockholders Agreement (the “Stockholders Agreement”) signed by Mr. Kaleil Isaza Tuzman and the Seller; and

(i)            Letters from Seller and the Company confirming that they have each complied with their respective closing conditions hereunder.

6.4           Buyer Board Approval.  The Board of Buyer shall have approved this Agreement and the transactions described herein.

6.5           Third Party Expenses.  The Company shall have delivered to Buyer complete and correct copies of all statements of expenses of all fees and expenses incurred in connection with this Agreement including, without limitation, legal, accounting, financial advisory consulting, and all other fees and expenses of third parties incurred or payable by the Company or its Subsidiaries party in connection with the negotiation and Closing of this Agreement and the transactions contemplated  (“Third Party Expenses”) (which shall be in form and substance acceptable to Buyer) and all Third Party Expenses shall have been paid in full.  Such certificate shall be executed by an officer of the Company certifying to its completeness and accuracy.

6.6           Approval of Estimated Working Capital Statement.  Buyer shall be satisfied in its sole discretion that the Estimated Working Capital Statement is complete and accurate.  For avoidance of doubt, such statement shall reflect any declared or accrued dividends with respect to the Company Capital Stock.

6.7           Non-Competition Agreements.  Seller and each of Ashish Mukherjee, Raghu Rajagopalan and P. Senthil Nathan shall have entered into and delivered to the Buyer, Proprietary Information, Inventions and Non-Competition Agreements (the “Non-Competition Agreements”) in form and substance requested by Buyer, which agreements shall extend until the later of three (4) years following March 31, 2010 or one (if applicable) (1) years after their employment with Company or any Subsidiary thereof is terminated.

6.8           Performance by the Seller and the Company.  The Company and the Seller shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by them on or prior to the Closing Date.
ARTICLE VII

CONDITIONS TO OBLIGATIONS OF
THE SELLER

7.          Buyer’s and KIT Dubai’s Closing Deliveries.  The obligations of the Seller hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Seller):

7.1           Permits, Approvals and Authorizations.  Any and all consents, waivers, permits and approvals from any Governmental Authority and of any Person required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date; except that a listing application for Buyer Common Stock issued in connection with this transaction may not be effective until after the Closing and required qualifications to issue Buyer Common Stock to Designated Employees in the jurisdictions in which they reside may not have been obtained.

7.2          No Challenge or Violation of Orders.  No Legal Proceeding by any Governmental Authority, and Legal Proceeding by any other Person shall be pending on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby.  No preliminary or permanent injunction or other order by any court or governmental or regulatory authority and no statute, rule, regulation, decree or executive order promulgated or enacted by any Government Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

7.3          Certain Documents.  Buyer shall have furnished the Company with the following documents:

(a)           the Escrow Agreement duly executed by Buyer;

(b)           a copy of the resolutions of the Board of each of Buyer and KIT Dubai, authorizing the execution and delivery of this Agreement and each of the other Related Agreements to which Buyer or KIT Dubai, as applicable, is a party and the performance of the transactions contemplated hereby and thereby, certified by the Secretary of Buyer or KIT Dubai, as applicable;

(c)           a certificate to the incumbency and signature of each of the officers of Buyer executed by an officer or director of and Buyer and by the Secretary of Buyer;

(d)           the Stockholder Agreement executed by Kaleil Isaza Tuzman and the Company;

(e)           except as waived by the Seller, executed originals or copies acceptable to the Seller, acting reasonably, of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by Buyer in connection with the consummation of the transactions contemplated; and

(f)           Employment agreements of Mr. Raghu Rajagopalan, Mr. Ashish Mukherjee and Mr. Senthil Nathan with Buyer, the Company or Subsidiaries thereof in form requested by Buyer;

(g)           Letters from Buyer and KIT Dubai confirming that they have each complied with their respective closing conditions hereunder.

7.4          Performance by Buyer and KIT Dubai.  Buyer and KIT Dubai shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by Buyer or KIT Dubai, as applicable, on or prior to the Closing Date.

7.5          Listing.  The application to list the shares of Buyer Common Stock to be issued pursuant to this Agreement shall have been filed with the Nasdaq Global Market.

7.6           Initiation of Wires and Issuance of Stock Instructions.  Buyer shall have initiated wires to the Seller, Designated Employees and Escrow Agent and issued instructions to the Escrow Agent to issue shares of Buyer Common Stock in accordance with Section 2.5.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1           Cooperation.  Subject to any limitations that are required to preserve any applicable attorney-client privilege, for a period of thirty-seven   (37) months from and after the Closing Date, each party agrees to furnish or cause to be furnished to the other parties, its counsel and accountants, upon reasonable request during normal business hours, after not less than ten (10) Business Days prior written notice, such information and assistance relating to such party or its business (including, without limitation, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to: (a) facilitate the preparation for or the prosecution, defense or disposition of any Legal Proceeding (other than one by or on behalf of one party to this Agreement against another party hereto); and (b) prepare and file any other documents required by Governmental Authorities.  The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and assistance.

8.2           Further Assurances.   Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement.  From time to time after the Closing Date, the Seller shall execute and deliver to Buyer and KIT Dubai such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by Buyer or KIT Dubai in order to vest KIT Dubai in all right, title and interest in and to the Company Capital Stock and to ensure that the Company continues to own all right, title and interest in its Subsidiaries, the Company Assets and the Business of the Company and the parties hereto will execute and deliver such other instruments of sale, transfer, conveyance, assignment, assurance, power of attorney and other such instruments as may be reasonably required by the other parties hereto in order to carry out the purpose and intent of this Agreement and all other agreements to be executed in connection herewith.  From time to time after the Closing Date, the Buyer shall execute and deliver to Seller and the Designated Employees such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably to vest them in the shares of Buyer Common Stock deliverable to them pursuant to this Agreement.

8.3           Rule 144.  With a view to making available to the Seller and the Designated Employees the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Seller and Designated Employees to sell securities of Buyer to the public without registration, Buyer shall so long as it is a reporting company under the Exchange Act use commercially reasonable efforts to:

(a)           make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)           to file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act; and

(c)           furnish to the Seller or Designated Employee, so long as such Person owns any shares of Buyer Common Stock, forthwith upon request (i) to the extent accurate, a written statement by  Buyer that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by Buyer; and (iii) such other information as may be reasonably requested and available so as to permit such Person to sell any such securities without registration under any rule or regulation of the SEC that permits the selling of any such securities without registration.

8.4           Options.  Employees of the Company and its Subsidiaries will be entitled to participate in any stock option plan of Buyer in accordance with the standards generally applicable to employees of Buyer and its Subsidiaries.

8.5           Minimum Revenue.  The Company will, consistent with the other responsibilities of management of the Company, including its goal to maximize the Company Revenue and Margin during the two year period ending on the Second Anniversary, use its best efforts in the 12-month period immediately following the Closing to source for Buyer from Persons that were not clients of Buyer prior to Closing, contracts for business acceptable to Buyer involving the Business of the Buyer (excluding the systems integration business acquired from Seller hereunder) which results in revenue to the Buyer of at least US$1,500,000 within such 12-month period.  A failure to achieve the targeted revenue pursuant to this Section 8.5 shall not result in any Damages payable by the Seller to Buyer or KIT Dubai or the Company pursuant to this Agreement.

8.6           Changes to Company Revenue.  In the event that the Buyer (or the Acquirer) at any time or from time to time prior to the Second Anniversary requires the Company or its Subsidiaries to (a) hire any additional employees or terminate or materially and adversely changes the terms of the employment of any Designated Employees or any Employment Agreement of either Ashish Mukherjee, Raghu Rajagopalan or P. Senthil Nathan, (b) engage in or not engage in any business, or (c) conduct business or not conduct business in any territory, (c) incur or not incur any material expenses outside of the Company’s or its Subsidiary’s normal course of business, then for a period of thirty (30) days from receipt by the Company of instructions (“Instructions”) regarding any of the foregoing, the Seller may give notice in writing to Buyer of its objection to such requirement and good faith belief that such Instructions may be materially detrimental to the Company Revenue or Margin; provided that if there is dispute as to whether the this provision is impairing the ability of the Company to achieve the Company Revenues or Margin, Seller shall be entitled to refer the matter to arbitration as envisaged in Section 12.3.  In such event, the Seller and the Buyer shall negotiate in good faith a period of ninety (90) days from the Buyer’s receipt of the notice from the Seller whether such Instructions adversely affect Company Revenue or Margin and the extent thereof and if the Instructions shall be modified.  In the event that the Seller and Buyer agree that any modification to Company Revenue or Margin should be made as a result of such Instructions (or that such Instructions should be modified) then the Company Revenue, Margin and/or Instructions shall be adjusted in accordance with their agreement.  If no agreement is reached by the Buyer and the Seller within such ninety (90) day period, then the Seller may demand arbitration by written notice given to Buyer within ten (10) days following the end of such thirty (30) day period and the parties shall submit the question of what adjustment if any should be made to the Company Revenue and Margin in accordance with Section 12.3 hereof.  If no such demand is made for arbitration, any right to adjustment of Company Revenue or Margin as a result of such Instructions shall be deemed waived.  The foregoing notwithstanding, the parties hereto acknowledge that the Buyer intends that the Company will be re-branded following the Closing and no Instructions given by Buyer to effect such re-branding shall give rise to any rights under this Section 8.6 to an adjustment of Company Revenue or Margin.

8.7           Change of Control. If prior to the Second Anniversary (a) another Person acquires control of a majority of outstanding Buyer Common Stock or (b) the Buyer is merged with an into another Person  (and is not the surviving corporation)(each, an “Exit Event”), then (i) the Seller and the Designated Employees will receive as of the date of such Exit Event the Purchase Price accrued but not yet due pursuant to Section 2.3(c) or (d), as applicable, pro-rated through the last day of the calendar month ending immediately prior to the date of such Exit Event and (ii) Buyer shall require that the Person acquiring a majority of its outstanding capital stock or surviving the merger (the “Acquirer”) agree to honor this Agreement including but not limited to the provisions hereof governing the determination of Company Revenues, including Section 8.6.  If the Acquirer is a company with annual consolidate revenues less than that of Buyer or cash reserves lower than that of Buyer, then the Buyer will cause the Acquirer or the Buyer itself will at or prior to the completion of the Exit Event to deposit in cash into escrow with an internationally recognized financial institution in cash in U.S. Dollars an amount equal to the lesser of (a) US$10,000,000 or (b) any amount that the Seller and Designated Employees may still reasonably earn pursuant to Section 2.3 (reduced by any cash already held by the Escrow Agent pursuant to Section 2). Seller will then be able to elect to receive the balance consideration in cash rather than Buyer Common Stock.

8.8           Directors of Company and Subsidiaries.  Following the Closing, Seller shall cause as requested from time to time by Buyer that any directors of Company and its Subsidiaries in office at the Closing shall resign from such positions so that Buyer may replace such directors with individuals of its choosing.

ARTICLE IX

INDEMNIFICATION

9.1           Indemnification of Buyer.  Subject to the terms of Section 9.6, the Seller shall indemnify and hold harmless Buyer and KIT Dubai in respect of any and all claims, losses, interest, fines, penalties, damages, liabilities, whether or not currently due, and expenses (including, without limitation, settlement costs and any actual legal or other expenses for investigating or defending any actions or threatened actions) (collectively, “Damages”) incurred by Buyer or KIT Dubai in connection with each and all of the following:

(a)           any misrepresentation made by the Company or the Seller in this Agreement (including in any Schedules or Exhibits hereto) or any other document contemplated by this Agreement (including, without limitation, the Related Agreements) or breach of any warranty contained herein made by the Seller; or

(b)           the breach of any covenant, agreement or obligation of (i) the Seller contained in this Agreement or any other document contemplated by this Agreement or (ii) the Company contained in this Agreement or any other document contemplated by this Agreement which is to be performed prior to the Closing; or

(c)           any (i) Taxes, (including Direct Taxes but excluding Transfer Taxes) arising from the transfer of Company Capital Stock and the issuance, payment and delivery of the Purchase Price hereunder or (ii) cost, expense or payment with respect to Taxes relating to any Pre-Closing Tax Periods, including without limitation all costs and expenses incurred in preparing Tax Returns which may be properly allocated to such Pre-Closing Tax Periods,  excluding any cost, expense or payment with respect to Taxes taken into account in the calculation of Closing Working Capital.

(d)           any Legal Proceeding to which the Company is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from facts or circumstances that existed at any time on or prior to the Closing Date including the Legal Proceedings disclosed in Schedule 3.5.1; and

(e)           any broker, advisory, legal or accounting fees and expenses pertaining to the transactions contemplated herein (excepting normal accounting fees and expenses incurred in accordance with past practice) paid or incurred by the Company or Seller or their Affiliates prior to the Closing Date.

Notwithstanding the foregoing, any claim under this Article IX for Damages based upon or arising out of liability of the Company or any of its Subsidiaries for Taxes shall be limited to the Tax laws as are in effect as of the applicable Pre-Closing Tax Period, as distinguished from retroactive changes in such Tax laws.  In addition, the term “Damages” is expressly agreed to not include consequential damages or lost profits.

9.2          Indemnification of the Seller.  Buyer shall indemnify and hold harmless the Seller in respect of any and all Damages incurred by the Seller in connection with each and all of the following:

(a)           any misrepresentation made by Buyer in this Agreement (including in any Schedules or Exhibits hereto) or any other document contemplated by this Agreement or breach of any warranty contained herein made by Buyer; and

(b)           the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other document contemplated by this Agreement.

9.3           Limitations on Liability  The parties hereto shall only be entitled to recover under this Article IX at such time as the aggregate amount of all Damages incurred by such party hereto exceeds $100,000 (the “Basket Amount”),  provided, that this limitation shall not apply to (a) Third Party Expenses, (b) Damages arising from fraud by a party hereto, (c) any failure of the Seller to deliver all the outstanding Company Capital Stock to the Buyer or its Affiliates at the time of Closing or thereafter at the request of the Buyer, and (d) Damages from any breach of (or other amounts due  in accordance with the terms of), Section 9.1(c) (taxes), Section 9.1(d) (legal proceedings), or Section 9.1(e) (brokers).  The source of funds for indemnification hereunder and the limitations thereon shall be as provided in Section 9.8.

9.4           Survival.  Any Buyer claim for indemnification shall survive the Closing for a period of twenty four (24) months following the Closing(the "Indemnification Expiration Date"). Any claim for indemnification shall survive the Indemnification Expiration Date if a party, prior to such Indemnification Expiration Date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

9.5           Defense by the Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Legal Proceeding by a Person other than the indemnified party, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party received by the indemnified party within 10 calendar days after the indemnifying parties receipt of notice of such claim, assume the defense of any such Legal Proceeding provided that the indemnifying party acknowledges its obligation to indemnify the indemnified party in respect of the entire amount of the claims asserted therein.  If the indemnifying party assumes the defense of any such Legal Proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such Legal Proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof.  The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such Legal Proceeding, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld) unless the indemnifying party admits in writing its liability and agrees to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement the indemnifying party pays into court the full amount of all losses, damages, expenses and liabilities to be paid by the indemnifying party in connection with such settlement.  The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and shall be entitled to any and all information and documentation relating thereto.  If the indemnifying party does not assume (or continue to diligently and competently prosecute) the defense of any such Legal Proceeding resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such Legal Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such Legal Proceeding, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate.  In any action by the indemnified party seeking indemnification from the indemnifying party in accordance with the provisions of this Section 9.5, the indemnifying party shall not be entitled to question the manner in which the indemnified party defended such Legal Proceeding or the amount of or nature of any such settlement; provided that such limitations shall not apply to claims of fraud, bad faith, gross negligence or willful misconduct by the indemnified party.

9.6           Notice.  The parties hereto agree that in the event of any occurrence which may give rise to a claim by an indemnified party hereunder the indemnified party will give prompt notice thereof to the indemnifying party; provided, however that failure to timely give the notice provided in this Section 9.6 shall not be a defense to the liability of the indemnifying party for such claim, but the indemnifying party may recover any actual damages arising from the indemnified party's failure to give such timely notice.

9.7           Waiver.  The indemnified party agrees that it will not waive any statute of limitations or defense that would increase the liability of the indemnifying party hereunder without (except in connection with pending Legal Proceeding in which the indemnifying party has not assumed the defense) the consent of the indemnifying party.

9.8           Indemnification Source; Sole and Exclusive Remedy.  All Indemnification Claims shall be satisfied solely from the Escrow Fund under the Escrow Agreement.  The right to indemnification set forth in this Article IX shall be the sole and exclusive legal remedy following the Closing Date for any breaches of the representations, warranties, covenants and agreements under this Agreement and the Escrow Fund shall be the sole funds or shares of Buyer Common Stock available in satisfaction thereof.  Notwithstanding the immediately preceding sentence, nothing in this Agreement shall limit the liability of any Person resulting from (a) fraud, or (b) willful misconduct in connection with this Agreement or the transactions contemplated hereby or (c) any failure of Seller to sell and transfer to Buyer all Company Capital Stock, or (d) any failure by the Buyer to pay / deliver the Purchase Price in terms of Section 2.3 and any breach of Section 8.6 or 8.7 hereof by Buyer.  Any payment made to Buyer or KIT Dubai from the Seller Escrow Fund to satisfy a claim for indemnification pursuant to this Article IX shall be treated as an adjustment to the Purchase Price.

9.9           Restriction on multiple claims on the same Damages: Notwithstanding anything contained herein or in any Related Agreement if a claim is made by the Buyer or KIT Dubai for any Damages, as the case may be then:

(i) no further claim for the same Damages shall be entertained from either Buyer or KIT Dubai as the case may be;

(ii) if adjustment to Working Capital is carried out in accordance hereto, then no further claim shall lie for the Damages under this Article and vice versa; and

(iii) if any Damages for which indemnity has been claimed for, then the same shall not be debited from the financial accounts of the Company or any of its Subsidiaries nor adjusted for the purpose of calculation of the Company Revenue and Margin.

(iv) if any Damages are recovered from any of Raghu Rajagopalan and / or P. Senthil Nathan and / or  Ashish Mukherjee and / or the Seller towards breach of Non-Competition Agreement(s) then Buyer shall not be entitled to any Indemnification Claim under this Agreement from the Seller.

9.10         Release of Escrow Fund.

(a)           To the extent that there (i) are no outstanding claims against the Seller Escrow Fund, or (ii) are claims outstanding against the Seller Escrow Fund, that, together with the reasonably anticipatable fees and expenses of resolving such claims, are in aggregate less than the balance of the Seller Escrow Fund on the respective Escrow Release Date (the “Available Excess to Seller”), then on such Escrow Release Date, the balance of the Seller Escrow Fund (in the event of subsection (i)) or the Available Excess to Seller (in the event of subsection (ii)) shall be promptly released and delivered to the Seller for further distribution to the Seller. Thereafter, upon final settlement of all claims made against the Seller Escrow Fund, any such excess then remaining in the Seller Escrow Fund, together with any earnings thereon, shall be promptly released to the Seller.  Buyer hereby agrees that it shall, together with the Seller, provide instructions to the Escrow Agent (x) to release the balance of the Seller Escrow Fund or the Available Excess to Seller, as applicable, and to (y) release any excess remaining in the Seller Escrow Fund upon final settlement of all claims made against the Seller Escrow Fund, each in accordance with this Section 9.10(a) and the Escrow Agreement. Any portion of the Escrow Fund remaining, following satisfaction of all indemnity claims, shall be distributed upon the expiration of the escrow period.

(b)           To the extent that there (i) are no outstanding claims against the Buyer Escrow Fund, or (ii) are claims outstanding against the Buyer Escrow Fund, that, together with the reasonably anticipatable fees and expenses of resolving such claims, are in aggregate less than the balance of the Buyer Escrow Fund on the Escrow Release Date (the “Available Excess to Buyer”), then on such Escrow Release Date applicable to the Buyer Escrow Fund, the entire balance of such fund shall be promptly released and delivered to the Buyer or such lesser portion of such Buyer Escrow Fund that exceeds the amount claimed by the Seller and the Designated Employees. Thereafter, upon final settlement of all claims made against the Buyer Escrow Fund, any such excess then remaining in the Buyer Escrow Fund, together with any earnings thereon, shall be promptly released to the Buyer.  The Seller hereby agrees that it shall, together with the Buyer, provide instructions to the Escrow Agent to release the balance of the Buyer Escrow Fund in accordance with this Section 9.8(b) and the Escrow Agreement.

9.11         Valuation of Escrow Fund.  With respect to each indemnification claim, the number of shares of Buyer Common Stock held in the Seller Escrow Fund for purposes of satisfying the claim shall be calculated as follows: the amount of the claim divided by the Weighted Average Stock Price for the 30 day period ending on the day prior to the payment of any Claim.

9.12         Net of Insurance Proceeds.  The amount of any Damages with respect to any indemnification claim hereunder shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified person or any of its affiliates with respect to such claim (such proceeds or payment to be paid over to the indemnifying person up to the amount paid by the indemnifying person if received after payment of the indemnification claim by the indemnifying person).

9.13         Mitigation.  The parties agree that they shall use reasonable commercially reasonable efforts and shall consult and cooperate with each other with a view towards mitigating any Damages that may give rise to claims for indemnification under this Article IX.

9.14         Binding Authority.  A decision, act, consent or instruction of the Seller or Buyer with respect to an indemnification claim, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute the respective decision of the Seller or the Buyer and shall be final, binding and conclusive upon the Seller and the Designated Employees or the Buyer respectively; and either party and the Escrow Agent may rely upon any such decision, act, consent or instruction of the other party as being the decision, act, consent or instruction of such other party.  Each of Buyer, KIT Dubai and the Escrow Agent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Seller. Each of the Seller and the Escrow Agent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Buyer or KIT Dubai.

ARTICLE X

[Intentionally Omitted]
.
ARTICLE XI
TERMINATION OF OBLIGATIONS

11.1         Term. This Agreement shall come into effect from the Effective Date and, unless terminated earlier in accordance with this Article XI, if the Closing has not occurred by 15th May, 2010 (the “Termination Date”), this Agreement and all Related Agreements shall automatically expire on the Termination Date, unless such date has been extended by mutual written agreement of the Parties for such period as the Parties may deem fit, in which event such extended date shall thereafter be the “Termination Date” for purposes of this Agreement and this Agreement and all Related Agreements shall thereafter automatically expire on such new Termination Date.  A termination of this Agreement shall not effect any terms which by the express provisions of this Agreement survive a termination of this Agreement.

11.2         Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may also be terminated by written notice by Buyer or the Seller to the other parties hereto after the Termination Date in accordance with terms specified in the extension notice under 11.1 above or may otherwise be terminated at any time before the Closing, as follows:

(a)           By mutual written consent of Buyer and the Seller;

(b)           By Buyer or the Seller by written notice to the other parties, if any conditions set forth in Article VI or Article VII shall not have been satisfied or waived on or before the Closing Date;

(c)           By Buyer by written notice to the Seller, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Article VI;

(d)           By the Seller by written notice to Buyer, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of the Company to consummate the transactions contemplated by this Agreement as set forth in Article VII;

(e)           By Buyer by written notice to the Seller, if there has been a material misrepresentation or other material breach by the Company or the Seller in any of their representations, warranties or covenants set forth herein and such breach has not been cured within ten (10) calendar days after notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f)           By the Seller by written notice to Buyer, if there has been a material misrepresentation or other material breach by the Buyer in its representations, warranties or covenants set forth herein and such breach has not been cured within ten (10) calendar days after notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and

(g)           By Buyer, if the Company or the Seller solicit, encourage, initiate or negotiate any other sale or combination of the Company or of the Business or any substantial part thereof.

11.3.       Effect of Termination.  If this Agreement shall be terminated pursuant to Section 11.1 and Section 11.2, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another, provided, however, that the obligations of the parties contained in Section 9 shall survive any such termination.  In addition, and for avoidance of doubt, Sections 4(c) and 6 of the Term Sheet between Buyer and Seller shall remain in full force and effect if this Agreement is terminated.

ARTICLE XII
MISCELLANEOUS

12.          Miscellaneous Provisions.

12.1         Jurisdiction; Agent for Service.  The parties hereto irrevocably agree that any Legal Proceeding arising out of or in connection with this Agreement shall be brought exclusively in the Courts of Singapore. The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The parties hereto irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any Legal Proceeding brought in any such court and further irrevocably waive any claim that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against any of the parties hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of such party therein described, or by appropriate proceedings under any applicable treaty or otherwise.

12.2         Construction.  This Agreement shall be construed and enforced in accordance with and governed by the laws of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Singapore.

12.3         Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause.  The foregoing notwithstanding, all arbitration fees shall be paid in accordance with Section 12.10.  The Tribunal shall consist of three arbitrator(s), one each to be appointed by the Buyer and the Seller and the two arbitrators so appointed shall appoint the third arbitrator. The language of the arbitration shall be English. The place of arbitration shall be Singapore. The arbitration award shall be final and binding upon the parties.

12.4         Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Buyer:	168 5th Ave, Suite # 301
New York, NY 10010-5952
Facsimile No: +1 (212) 937-3999
Email: kaleil@kitd.com

with a copy (which will not constitute notice) to:

David M. Pedley
Pedley & Gordinier, PLLC
1484 Starks Bldg.
455 South Fourth Street
Louisville, KY 40202
Facsimile: 502-214-3121
Email: dpedley@pedleylaw.com

If to the Company:	135 Joo Seng Road
#05-04 PM Industrial Building
Singapore 368363
Attn: Mr.Raghu Rajagopalan
Facsimile: +65-67493326
Email: raghu@bss.com.sg

With a copy (which shall not constitute notice) to:	M. P. Chitale Law Associates,
Advocates & Solicitors
Nirlon House, 5th Floor,
Dr. Annie Besant Road,
Worli,
Mumbai - 400 030.
India

Attn: Mr. Satish Dinavahi
Facsimile: +91.22.4004.1017
Email: satish.dinavahi@mpchitale.com

12.5         Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties hereto except that Buyer shall have the right to assign all of its rights and obligations under this Agreement to one of its Affiliates if such transferee corporation agrees to assume all of Buyer's obligations under this Agreement, provided that such transfer shall not discharge the Buyer from its obligation herewith unless the Seller consents to such discharge. Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

12.6         Amendments and Waiver.  This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party.  Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

12.7         Survival.  The covenants, agreements, warranties and representations entered into or made pursuant to this Agreement, irrespective of any investigation made by or on behalf of any party, shall be continuing and shall survive the Closing Date for a period through and including the last day upon which an indemnified party may seek indemnification for a breach of such covenant, agreement, warranty or representation under Article IX.

12.8         Counterparts.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same document.  This Agreement and any waiver or amendment hereto may be executed and delivered by telecopier other facsimile transmission, or E-Signature, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.  Delivery of an executed signature page of this Agreement and any waiver or amendment hereto by facsimile transmission or Electronic Transmission shall be effective as delivery of a manually executed counterpart hereof.

12.9         Headings.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

12.10       Attorneys' Fees.  In the event that any Legal Proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, each of the parties to such Legal Proceeding may receive as part of any award, judgment, decision or other resolution of such Legal Proceeding their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such Legal Proceeding, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys.

12.11       Binding Nature of Agreement.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.12       Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

12.13       Specific Performance.  The Seller acknowledges that Buyer will have no adequate remedy at law and may suffer irreparable damage if the Seller breaches any obligation or covenant contained in this Agreement.  Accordingly, the Seller agrees that the Buyer shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the Seller shall fail or threaten to fail to perform any of its obligations under this Agreement.

12.14       Complete Agreement.  Except as contemplated by Section 11, this Agreement, the Exhibits and Schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.  The Schedules and Exhibits hereto are incorporated by reference.

12.15       No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement.

12.16       Drafting Presumption.  The parties hereto agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this agreement, no presumption shall arise that any one party drafted this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

KIT DIGITAL, INC.

By:	/s/ Kaleil Isaza Tuzman
Name: Kaleil Isaza Tuzman
Title: Chief Executive Officer

KIT DIGITAL, FZ-LLC

By:	/s/ Kaleil Isaza Tuzman
Name: Kaleil Isaza Tuzman
Title: Chief Executive Officer

BENCHMARK VIDEO TECHNOLOGIES PTE. LTD.

By:	/s/ Raghu Rajagopalan
Name: Raghu Rajagopalan
Title:

By:	/s/ P. Senthil Nathan
Name: P. Senthil Nathan
Title:

By:	/s/ Ashish Mukherjee
Name: Ashish Mukherjee
Title:

BENCHMARK BROADCAST SYSTEMS (S) PTE. LTD.

By:	/s/ Raghu Rajagopalan
Name: Raghu Rajagopalan
Title:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]